UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DELPHI AUTOMOTIVE PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our shareholders:

I am pleased to invite you to the Annual General Meeting of Shareholders of Delphi Automotive PLC to be held on Thursday, June 14, 2012, at 9:30 a.m., local time, at the Four Seasons Hotel London at Park Lane, Hamilton Place, Park Lane London, England W1J 7DR. Information about the meeting is presented on the following pages.

Details regarding admission to the meeting and the business that will be conducted are described in the accompanying Notice of Annual General Meeting and Proxy Statement.

This year, Delphi is pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. We believe that this process expedites shareholders’ receipt of proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. On or about April 30, 2012, we will begin mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote. The Notice will also include details of the annual meeting and instructions on how to request a paper copy of the proxy materials.

Whether or not you plan to attend the meeting, your vote is important, and we encourage you to review the proxy materials and vote as soon as possible using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free (in the United States) telephone number. Alternatively, if you request or receive a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice or proxy card.

Thank you for your continued support of Delphi. We look forward to seeing you on June 14, 2012.

Sincerely,

Rodney O’Neal

Chief Executive Officer and President

Notice of Annual General Meeting of Shareholders

To Be Held Thursday, June 14, 2012

DATE: Thursday, June 14, 2012

TIME: 9:30 a.m., local time

PLACE: Four Seasons Hotel London at Park Lane, Hamilton Place, Park Lane London, England W1J 7DR

PURPOSE OF MEETING: Presenting the Company’s accounts for the fiscal year ended December 31, 2011, together with the auditors’ reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions and to transact such other business as may properly come before the Annual Meeting. Resolutions 1 to 13 will be proposed as ordinary resolutions and Resolutions 14 and 15 will be proposed as advisory non-binding resolutions:

ORDINARY RESOLUTIONS

Re-election of directors

1) THAT Gary L. Cowger be re-elected as a director of the Company.

2) THAT Nicholas M. Donofrio be re-elected as a director of the Company.

3) THAT Mark P. Frissora be re-elected as a director of the Company.

4) THAT Rajiv L. Gupta be re-elected as a director of the Company.

5) THAT John A. Krol be re-elected as a director of the Company.

6) THAT J. Randall MacDonald be re-elected as a director of the Company.

7) THAT Sean O. Mahoney be re-elected as a director of the Company.

8) THAT Michael McNamara be re-elected as a director of the Company.

9) THAT Rodney O’Neal be re-elected as a director of the Company.

10) THAT Thomas W. Sidlik be re-elected as a director of the Company.

11) THAT Bernd Wiedemann be re-elected as a director of the Company.

12) THAT Lawrence A. Zimmerman be re-elected as a director of the Company.

Auditors

13) THAT Ernst & Young LLP be re-appointed as the auditors of the Company to hold office from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2013, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2012 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

ADVISORY NON-BINDING RESOLUTIONS

Executive Compensation

14) THAT the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

15) THAT the Company’s shareholders determine, by voting on one of the four alternatives below, on an advisory, non-binding basis, the frequency with which they should have an advisory vote on the compensation of the Company’s named executive officers:

Choice 1 – EVERY YEAR;

Choice 2 – EVERY TWO YEARS;

Choice 3 – EVERY THREE YEARS; or

Choice 4 – ABSTAIN from voting.

Record Date

You are entitled to vote only if you were a shareholder of Delphi Automotive PLC at the close of business on April 16, 2012. Holders of ordinary shares of Delphi are entitled to one vote for each share held of record on the record date.

IMPORTANT

Attendance at the Annual Meeting

We hope you will be able to attend the Annual Meeting in person and you are cordially invited to attend. If you expect to attend, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

Where to Find More Information about the Resolutions and Proxies

Further information regarding the above business and resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials which can be accessed by following the instructions on the Notice of Internet Availability which accompanies this Notice.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf and your proxy need not also be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

PLEASE NOTE THAT YOU WILL NEED PROOF

THAT YOU OWN DELPHI SHARES AS OF THE RECORD DATE

TO BE ADMITTED TO THE ANNUAL MEETING

Record shareholder: If your shares are registered directly in your name,

please bring proof of such ownership.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy issued in your name should you wish to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Sherbin

Senior Vice President, General Counsel, Corporate Secretary

and Chief Compliance Officer

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available, as the case may be, on or about April 30, 2012.

DELPHI AUTOMOTIVE PLC

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Board of Directors of DELPHI AUTOMOTIVE PLC (“Delphi,” the “Company,” or “we”) is soliciting proxies for use at the 2012 Annual General Meeting of Shareholders to be held on Thursday, June 14, 2012 (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying form of proxy will first be made available to shareholders who hold ordinary shares of Delphi as of April 16, 2012, the record date for the Annual Meeting, on or about April 30, 2012.

GENERAL INFORMATION

What am I voting on?

You will be voting on the following proposals at our Annual Meeting:

•	to re-elect 12 directors;

•

to re-appoint Ernst & Young LLP as the Company’s auditors, ratify their appointment as independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors;

•	to approve the Company’s executive compensation on an advisory, non-binding basis;

•	to hold an advisory, non-binding vote on the frequency of an advisory vote to approve executive compensation; and

•	to transact such other business as may properly come before the Annual Meeting.

Presentation of accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the directors and auditors (if any) before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December 31, 2011 will be presented to the shareholders at the Annual Meeting.

What are the recommendations of the Board?

All shares represented by a properly executed proxy will be voted unless the proxy is revoked and, if a choice is specified, your shares will be voted in accordance with that choice. If no choice is specified but the proxy card is signed, the proxy holders will vote your shares according to the recommendations of the Board, which are included in the discussion of each matter later in this proxy statement. The Board recommends that you vote:

FOR the re-election of each of the nominees as directors;

FOR the re-appointment of Ernst & Young LLP as our auditors, ratification as our independent registered public accounting firm and the authorization of the directors to determine the fees to be paid to the auditors;

FOR the approval of the Company’s executive compensation on an advisory, non-binding basis; and

FOR holding future advisory votes to approve executive compensation EVERY YEAR.

In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the Annual Meeting.

Who is entitled to vote?

At the close of business on April 16, 2012, the record date for the Annual Meeting, 328,244,510 ordinary shares, $0.01 par value (“Ordinary Shares”) were outstanding. For each proposal to be voted on, each shareholder is entitled to one vote for each Ordinary Share owned at that time.

How do I vote by proxy in lieu of attending the annual meeting?

If you are a shareholder of record, you may vote by proxy in any of the following ways:

•

By Internet or Telephone — If you have Internet or telephone access, you may authorize the submission of a proxy on your behalf by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

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By Mail — You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote via the Internet or by telephone, your vote must be received by 1:00 a.m., Central Time, on June 13, 2012.

You may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the street name holder.

May I change my mind after submitting a proxy?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary of the Company, care of Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan, 48098;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What are broker non-votes?

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 13, which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

What is the required vote?

To be approved, Resolutions 1 to 13 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution. If a director does not receive a majority of the vote for his re-election, then that director will not be re-elected to the Board and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. The vote on Resolutions 14 and 15 are advisory and are not binding on our Board or the Company. For Resolution 14, the choice that receives the majority of the votes cast will be considered approved, and for Resolution 15, the number of years for the frequency of future advisory votes on executive compensation that receives the highest number of votes will be considered the frequency that shareholders prefer. Votes that are withheld with respect to the election of directors and abstentions on the other matters are not counted as votes cast.

What will constitute the quorum for the Annual Meeting?

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

How can I attend the Annual Meeting?

If you plan to attend the Annual Meeting, you will not be admitted without proof that you own Delphi shares.

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Record Shareholders. If you are a record shareholder (i.e., a person who owns shares registered directly in his or her name with Computershare, Delphi’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

•

Owners of Shares Held in Street Name. Beneficial owners of Delphi ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Can I access these proxy materials on the Internet?

This proxy statement and our 2011 Annual Report on Form 10-K are available at www.delphi.com.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Can I get electronic access to the proxy materials if I received printed materials?

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Who pays for this proxy solicitation and how much did it cost?

We will pay the cost for soliciting proxies for the Annual Meeting. Delphi will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow & Co., LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $10,000, depending on the level of services actually provided. Certain Delphi employees, officers, and directors may also solicit proxies by mail, telephone, or personal visits. They will not receive any additional compensation for their services.

We will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

How can I obtain the Company’s corporate governance information?

These documents are posted on Delphi’s website at www.delphi.com/investors, under “Corporate Governance.”

•	Memorandum and Articles of Association

•	Corporate Governance Guidelines

•	Board Committee Charters

•	Code of Ethical Business Conduct

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at www.delphi.com at the same time.

HISTORY OF DELPHI AND FIRST ANNUAL GENERAL MEETING

Our History and Structure

This will be our first annual general meeting of shareholders as a publicly held company following our November 2011 initial public offering. Prior to November 2011, we were organized as a limited liability partnership under the laws of England and Wales, Delphi Automotive LLP, which was formed in August 2009 for the purpose of acquiring certain assets and subsidiaries of Delphi Corporation (the “Predecessor”), which had filed for bankruptcy protection.

In May 2011, Delphi Automotive PLC, a Jersey public limited company, was formed. At the time of its initial public offering in November 2011, it acquired all of the outstanding membership interests of Delphi Automotive LLP from its existing equity holders in exchange for ordinary shares of Delphi Automotive PLC and, as a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC. The Board of Managers then became the Board of Directors of the Company. For purposes of this proxy statement, references to the Board of Directors will also include actions taken by the Board of Managers, as the context may require.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2011, the Board held 16 in person or telephonic regular meetings. Each of the Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee met between seven and ten times during 2011. Attendance at all board and committee meetings exceeded 95% and no director attended less than 75% of the aggregate number of such board and committee meetings for meetings that they were eligible to attend.

Our Board currently has five committees, as described below. Each committee has a separate written charter that is available on Delphi’s website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Corporate Governance” under the heading “Investor Relations.”

The Board believes that a substantial majority of its members should be independent, non-employee directors. Only one member of the Board, Rodney O’Neal, who serves as our Chief Executive Officer and President, is an employee of Delphi. The non-employee directors of the Company are John A. Krol, Gary L. Cowger, Nicholas M. Donofrio, Mark P. Frissora, Rajiv L. Gupta, J. Randall MacDonald, Sean O. Mahoney, Michael McNamara, Thomas W. Sidlik, Bernd Wiedemann and Lawrence A. Zimmerman. The Board has determined that all of its non-employee directors and all director nominees, in each case, other than Thomas W. Sidlik, meet the requirements for independence under the New York Stock Exchange (“NYSE”) listing standards and the rules required for Audit Committee members of the Securities and Exchange Commission (the “SEC”). As described below under “Relationships and Related Party Transactions—Other Related Party Transactions”, Mr. Sidlik is the sole member of Au Sable Associates, LLC, which in October 2009 advised certain creditors of our Predecessor that became investors in Delphi. Furthermore, membership on the Audit, Compensation and Human Resources, and Nominating and Governance Committees is limited to independent directors.

Audit Committee

The Audit Committee currently consists of Messrs. Zimmerman (Chair), Cowger, Mahoney and Wiedemann, each of whom is independent. Each of these directors is financially literate, and the Board has determined that Mr. Zimmerman meets the qualifications of the audit committee financial expert as defined under the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee is also responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. The Audit Committee met nine times during the year ended December 31, 2011.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee (the “Compensation Committee”) currently consists of Messrs. Gupta (Chair), Krol, MacDonald and McNamara, each of whom is independent. The Compensation Committee reviews and recommends to the Board policies, practices and procedures relating to the compensation of the Chief Executive Officer (“CEO”) and other officers. The Compensation Committee met ten times during the year ended December 31, 2011.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Governance Committee”) currently consists of Messrs. Krol (Chair), Frissora, MacDonald and McNamara, each of whom is independent. The Governance Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to director and board committee nominations, corporate governance policies and has responsibility for the oversight of the Company’s environmental, health and safety management program. The Governance Committee met seven times during the year ended December 31, 2011.

Finance Committee

The Finance Committee currently consists of Messrs. Zimmerman (Chair), Donofrio, Frissora and Mahoney. The Finance Committee is responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging, annual business plan development and such other topics as the Board may deem appropriate. Prior to October 2011 when the Finance Committee was formed, the Audit Committee had responsibility for the items described above. The Finance Committee met three times during the year ended December 31, 2011.

Innovation and Technology Committee

The Innovation and Technology Committee currently consists of Messrs. Donofrio (Chair), Cowger, Sidlik and Wiedemann. The Innovation and Technology Committee is responsible for assisting the Board in its oversight responsibilities relating to research and development, technological innovation and strategy. The Innovation and Technology Committee met four times during the year ended December 31, 2011.

BOARD PRACTICES

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Governance Committee periodically reviews these practices.

Size of the Board

The Board currently consists of the 12 directors named above. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of 2 directors. The exact number of members on our Board will be determined from time to time by our full Board.

Leadership Structure

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of CEO and Chairman and to have a Non-Executive Chairman. John A. Krol has served in this role since 2009. It is expected that Mr. Krol will continue to serve as the Non-Executive Chairman, contingent upon re-election to the Board. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence that will serve the Board and the Company well.

Evaluation of Board Performance

The Governance Committee coordinates an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation leads to a full Board discussion of the results. The Committees of the Board each conduct an annual evaluation of their Committee’s performance and procedures.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No Director who is or would be over 75 at the expiration of his current term may be nominated to a new term, unless the Board waives the retirement age for a specific Director. Once granted, such waiver must be renewed annually. The Board carefully considered the application of this policy with respect to Mr. Krol, who is 75. Based upon the leadership he provides as Chairman of the Board, the Board authorized a waiver of the retirement age provided for in our Corporate Governance Guidelines to allow Mr. Krol to serve one additional year.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as a Board member must offer to tender their resignation to the Governance Committee. The Governance Committee shall evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Nomination of Directors

The Governance Committee recommends individuals for membership on the Board. In making its recommendations, the Governance Committee considers an individual’s independence based on NYSE independence requirements and the criteria determined by the Board.

The Governance Committee considers not only a candidate’s qualities, performance and professional responsibilities, but also the composition of the Board and the challenges and needs of the Board at that time. The Board as a whole is constituted to be strong in its collective knowledge and diversity of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

The culture of the Board enables the Board to operate swiftly and effectively in making key decisions and when facing major challenges. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

The Governance Committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Governance Committee will use the same process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

Directors are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chair of the Governance Committee. In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders holding at least one-tenth of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Governance Committee will consider, nominees for election to the Board at the next annual general meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on February 13, 2013 and no earlier than December 25, 2012. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Governance Committee may request.

Executive Sessions

Non-employee directors meet together as a group during each Board meeting, without the CEO or any other employees in attendance. The Non-Executive Chairman presides over each executive session of the Board. There is also an executive session during each Committee meeting at which Committee members meet without the CEO or any other employees in attendance. In addition, as required under NYSE listing standards, independent directors must meet together as a group at least once a year.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

Attendance at Shareholder Meetings

The Board does not have a formal policy regarding director attendance at shareholder meetings. However, all directors are expected to attend. This Annual Meeting will be our first as a public company.

Stock Ownership Guidelines

The Board believes that directors should hold meaningful equity ownership positions in the Company and sets appropriate equity holding requirements. In order to align the interests of the directors with the interests of shareholders, the Board established shareholding requirements for our directors. The holding requirement for each director will be five times the value of his designated annual cash retainer (at least $500,000, based upon the current cash retainer). Each new director will have up to five full years from his or her date of appointment to fulfill this holding obligation. Current directors will be required to hold a minimum of $1 million in equity until December 31, 2012, a minimum of $750,000 in equity until December 31, 2013 and a minimum of $500,000 in equity thereafter.

Governance Principles

The Board maintains a formal statement of Corporate Governance Guidelines that sets forth the corporate governance practices for Delphi. The Corporate Governance Guidelines are available on our website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Corporate Governance” under the heading “Investor Relations.”

Code of Ethical Business Conduct

Delphi has adopted a Code of Ethical Business Conduct that applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Delphi’s website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Code of Ethical Business Conduct” under the heading “Social Responsibility.” Copies of the Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at the mailing address above. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website at the Internet address noted above any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Any interested parties who desire to communicate with the Board or any individual member of the Board may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098. All such correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities as a Board member, will be forwarded to the appropriate director or directors.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares, and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related party has a direct or indirect material interest as a “related party transaction.” Each related party transaction must be promptly disclosed to our general counsel, who will then assess and promptly communicate the information to the Nominating and Governance Committee of the Board of Directors for their approval in accordance with our written Related Party Transaction Policy. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related person transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. On at least an annual basis, the Nominating and Governance Committee will review previously approved related person transactions to determine whether such transactions should continue.

Our Related Party Transaction Policy provides that the following types of transactions are deemed not to create or involve a material interest on the part of the related party and will not be reviewed, or require approval or ratification:

•	Transactions including the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000.

•	Transactions in which the related party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction.

•

Transactions in which the related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction.

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Transactions in which the related party’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis.

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Transactions in which the related party’s interest derives solely from his or her service as a Director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company.

•

Compensation arrangements of any officer, other than an individual who is an immediate family member of a related party, if such arrangements have been approved by the Compensation and Human Resources Committee.

•	Director compensation arrangements, if such arrangements have been approved by the Board or the Nominating and Governance and/or Compensation and Human Resources Committee.

Acquisition Financing

In connection with the acquisition of certain assets of Delphi Corporation (the “Predecessor”) by Delphi Automotive LLP and General Motors Company (“GM”) on October 6, 2009 (the “Acquisition Date”), (i) we issued $41 million in senior unsecured five-year notes (the “Old Notes”) pursuant to a Note Purchase Agreement (the “NPA”) with fair value of $49 million at the Acquisition Date and (ii) entered into a senior secured delayed draw term loan facility (the “DDTL”) with a syndicate of lenders. A majority of the holders of the Old Notes and the lenders under the DDTL were related parties as holders of the Class A and Class B membership interests of Delphi Automotive LLP. In connection with the redemptions of the Class A and Class C membership interests as described below under “—Redemption Agreements,” we terminated the DDTL and repaid and extinguished the Old Notes at an aggregate purchase price of approximately $57 million.

The Old Notes paid 12% interest and had a maturity date of October 6, 2014. The Old Notes were recorded at $47 million in our consolidated balance sheet as of March 31, 2011, immediately before giving effect to the extinguishment of the Old Notes. The DDTL had included maximum available borrowing of $890 million, which was split into a U.S. tranche of up to $267 million in borrowings and a foreign tranche of up to $623 million in borrowings. There was no commitment fee associated with the DDTL, but, if drawn, we would have been required to pay interest at the rate of LIBOR plus 6.0% per annum, with a minimum LIBOR amount of 2.0% per annum. The DDTL had a term of 5 years.

The U.S. tranche under the DDTL was guaranteed by each of our U.S. subsidiaries as well as certain foreign subsidiaries. The foreign tranche under the DDTL was guaranteed by each of the guarantors under the U.S. tranche. In addition, subject to legal and other customary limitations, the DDTL required certain of our material foreign subsidiaries to become guarantors under the foreign tranche. The loans, guarantees and other obligations under the U.S. tranche were secured by substantially all of the assets of our U.S. subsidiaries. The loans, guarantees and other obligations under the foreign tranche were secured by all of the assets securing the U.S. tranche. Subject to legal and other customary limitations, the foreign tranche was also secured by substantially all of the assets of any of our material foreign subsidiaries that became guarantors under the foreign tranche. The Old Notes were unsecured and were guaranteed by the same Delphi entities that guaranteed the loans under the U.S. tranche of the DDTL.

The NPA and the DDTL contained affirmative and negative covenants that imposed restrictions on our financial and business operations, including our ability, among other things, to incur or secure other debt, make investments, sell assets, make distributions or repurchase stock or stock equivalents.

Agreements with GM

Commercial, Supply and Access Agreements

GM was, until March 31, 2011, a holder of Class A membership interests in Delphi Automotive LLP. We redeemed 100% of GM’s membership interests on March 31, 2011 for an aggregate purchase price of $3.8 billion as described below under “—Redemption Agreements.”

In connection with the Master Disposition Agreement among Delphi Corporation, GM Components Holdings, LLC, General Motors Company, Motors Liquidation Company (fka General Motors Corporation), DIP Holdco 3, LLC, and the other sellers and other buyers party thereto, dated July 26, 2009 (the “MDA”), we entered into three agreements with GM: the Access Agreement dated July 26, 2009 (the “Access Agreement”), the Commercial Agreement dated July 26, 2009 (the “Commercial Agreement”), and the Supply Agreement dated July 26, 2009 (the “Supply Agreement”). We terminated the Access Agreement in connection with our redemption of the Class A membership interests on March 31, 2011, other than with respect to GM’s license to use certain intellectual property under limited circumstances. The license will terminate on March 31, 2015, unless there is an event of default in respect of an access facility, in which case, the license will be perpetual. The Commercial Agreement and the Supply Agreement remain in place.

The Commercial Agreement governs the sale of products between GM and us out of and to the four Old Delphi sites that were sold to General Motors Components Holdings, LLC, a wholly owned subsidiary of GM, under the MDA (the “GMCH Sites”). Each party agreed to continue to sell such products to the other party, at the prices that were in effect as of January 1, 2009, with certain limited exceptions. The Commercial Agreement also grants to GM perpetual licenses with respect to certain intellectual property used to manufacture products at the GMCH Sites and certain other products that were in production on the date of the Commercial Agreement. The Commercial Agreement expires on October 6, 2012.

The Supply Agreement governs the terms of sale by us to GM of parts produced in North America that were under contract on October 6, 2009. It provides for reductions in pricing with respect to certain parts that are produced at our North American facilities, which occur on October 6, 2011 and October 6, 2012. We have also agreed to cooperate with GM in connection with GM’s resourcing of business governed by the Supply Agreement, including by providing tooling information and access to our facilities for the purpose of viewing production processes. Our supply obligations with respect to parts that are produced at our North American facilities continue until the end of the applicable vehicle program. In addition, under the Supply Agreement, we agreed that tooling (including engineering specifications and test reports) that was used only in connection with the manufacture of GM-component parts (or where any other use is immaterial) or that was otherwise paid for by GM or owned by GM was owned by GM. The tooling provisions provide for the immediate release of GM-owned tooling upon GM’s request, create a presumption in favor of GM in the event of any dispute over whether tooling is GM-owned tooling (subject to any other customer ownership rights), and prohibits the use of any tooling which was ever subject to a GM purchase order for the production of parts for sale in the aftermarket unless GM approves in writing.

Our sales to GM are governed by a number of agreements and purchasing arrangements, of which the Commercial Agreement and the Supply Agreement form only a part. Our total sales to GM, including its affiliates, for the years ended December 31, 2011 and 2010, the period from October 6, 2009 through December 31, 2009 and the period from January 1, 2009 through October 6, 2009 were $3,060 million, $2,838 million, $668 million and $2,197 million, respectively.

Warranty Settlement Agreement

In addition, in connection with the acquisition of certain of the businesses of the Predecessor pursuant to the MDA, we assumed the 2007 warranty settlement agreement (the “Warranty Settlement Agreement”) with GM. Under the Warranty Settlement Agreement, we are obligated to pay GM for repair claims related to certain warranty matters.

Our total payments to GM in connection with the Warranty Settlement Agreement for the years ended December 31, 2011 and 2010, the period from August 19, 2009 through December 31, 2009 and the period from January 1, 2009 through October 6, 2009 were $3 million, $7 million, $2 million and $9 million, respectively.

Redemption Agreements

On March 31, 2011, we entered into a redemption agreement with GM for the redemption of 1,750,000 of our Class A membership interests, representing all of our outstanding Class A membership interests, for a redemption price of approximately $3.8 billion, and a redemption agreement with the PBGC for the redemption of 100,000 of our Class C membership interests, representing all of our outstanding Class C membership interests, for a redemption price of $594 million. Upon the closings of the redemptions, GM and the PBGC ceased to be members of Delphi Automotive LLP.

Concurrently with the entry into the redemption agreements, we entered into a rights modification agreement dated March 31, 2011 with certain holders of our Class B membership interests to consent to the GM and PBGC redemptions, the termination of the DDTL and the elimination of certain governance rights under the limited liability partnership agreement of Delphi Automotive LLP.

Registration Rights Agreement

On November 22, 2011, the closing date of our initial public offering, we entered into a registration rights agreement (the “Registration Rights Agreement”) with our shareholders that received ordinary shares in exchange for interests in Delphi Automotive LLP. The ordinary shares were issued to such holders in a private placement and became subject to restrictions on resale under the Securities Act of 1933. The Registration Rights Agreement provides for the rights set forth below.

Demand Registration Rights. Upon the expiration of the applicable lock-up restrictions, each shareholder beneficially owning at least 10% of the total outstanding amount of our ordinary shares immediately after the consummation of the initial public offering (an “affiliate shareholder”) is entitled to request that we effect up to an aggregate of four demand registrations under the Registration Rights Agreement, and no more than one demand registration within any six-month period, covering the affiliate shareholders’ ordinary shares that are not subject to lock-up restrictions but are subject to transfer restrictions under Rule 144 (“registrable securities”). 30% of each shareholders’ ordinary shares (other than our directors and officers) were released from lock-up restrictions to permit sales beginning on February 14, 2012, with the remaining ordinary shares held by each such shareholder expected to be released after the 180th day after the date of our initial public offering (the “lock-up expiration date”), or May 15, 2012. The demand registration rights are subject to certain customary conditions and limitations, including customary underwriter cutback rights and deferral rights. None of the foregoing demand registration rights exist while a shelf registration is in effect.

Shelf Registration Rights. Under the Registration Rights Agreement, we were required to use best efforts to file a shelf registration statement covering 30% of each shareholder’s registrable securities and cause such registration statement to become effective no later than the early release date. We filed such shelf registration and it was declared effective on February 8, 2012. We must use best efforts to effect the registration of the remaining 70% of each shareholder’s registrable securities on a shelf registration statement on the lock-up expiration date. We must keep these shelf registrations effective, subject to customary blackout rights, for so long as the shares held by such shareholders are not freely tradeable under Rule 144 of the Securities Act of 1933. Shareholders beneficially owning at least 5% of the total outstanding amount of our ordinary shares immediately after the consummation of the initial public offering will have the right to cause us to undertake up to six underwritten offerings from the shelf registration, but no more than one underwritten offering in a six-month period. Each underwritten takedown constitutes a demand registration for purposes of the maximum number of demand registrations we are obligated to effectuate.

Piggyback Registration Rights. If we propose to register any ordinary shares (other than in a shelf registration or on a registration statement on Form S-4 or S-8) at any time that our shareholders have registrable securities, our shareholders are entitled to notice of such registration and to include their registrable securities in that registration. The registration of shareholders’ registrable securities pursuant to a piggyback registration does not relieve us of the obligation to effect a demand registration as required under the Registration Rights Agreement. The managing underwriter has the right to limit the number of registrable securities included in a piggyback registration if the managing underwriter believes it would interfere with the successful marketing of the ordinary shares.

Subject to limited exceptions, the Registration Rights Agreement provides that we must pay all registration expenses in connection with a demand, piggyback or shelf registration. The Registration Rights Agreement contains customary indemnification and contribution provisions.

Other Related Party Transactions

On December 13, 2010, we entered into a Master Sale and Purchase Agreement whereby (1) our wholly-owned subsidiary, Delphi International S.a.r.l., sold its 49.5% interest in Daesung Electric Co., Ltd. to LS Mtron Ltd. for KRW 39,600,000,000 (U.S. $35 million), (2) Daesung Electric Co., Ltd. sold its entire 40% interest in Delphi Electrical Centers (Shanghai) Company, Limited to Delphi Automotive Systems Singapore Pte. Ltd. for KRW 5,119,000,000 (U.S. $5 million) and (3) Daesung Electric Co., Ltd. sold certain assets and properties related to production of connectors to Delphi Korea LLC for up to KRW 4,400,000,000 (U.S. $4 million). Upon the closing of these transactions, Delphi Electrical Centers (Shanghai) Company became a wholly-owned subsidiary of Delphi Automotive Systems Singapore Pte. Ltd., which is a wholly-owned subsidiary of Delphi International S.a.r.l., and we had no remaining interest in Daesung Electric Co., Ltd. We closed the sale of Daesung Electric Co., Ltd. and the purchase of the 40% interest in Delphi Electrical Centers (Shanghai) Company on January 31, 2011. Subsequently, we closed the asset purchase portion of the transaction in 2011.

Under the terms of the agreement, LS Mtron Ltd. and Daesung Electric Co., Ltd. agreed to certain non-compete provisions. Additionally, Delphi Korea LLC is required to provide replacement connector products to Daesung Electric Co., Ltd. on an at-cost basis in connection with product warranty claims, subject to certain limitations and rights of reimbursements.

In October 2009, we entered into an engagement letter with Au Sable Associates, LLC (“Au Sable”). Thomas W. Sidlik, one of our directors, is the sole member of Au Sable. Prior to October 2009, Au Sable advised certain creditors of the Predecessor that became investors in Delphi. Following the Acquisition, we paid Au Sable an amount in excess of $120,000 in November 2009 for Mr. Sidlik’s service as head of the Delphi transition team. Neither Au Sable nor Mr. Sidlik have received any additional compensation from us for such services since then.

In addition, certain of our directors had loans from the Company outstanding prior to our initial public offering, each of which was repaid in full.

ELECTION OF DIRECTORS (RESOLUTIONS 1 TO 12)

All of our current directors are nominated for one-year terms expiring in 2013. The Board has been informed that each nominee is willing to serve as a director. If a director does not receive a majority of the vote for his re-election then that director will not be re-elected to the Board and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy.

The following sets forth information concerning the 12 nominees for director. Each member of our Board was a member of Delphi Automotive LLP’s Board of Managers immediately prior to the Company’s initial public offering, and information below as to each member’s tenure on our Board also reflects their tenure on Delphi Automotive LLP’s Board.

Gary L. Cowger, age 64, has been a Director since November 2009. He retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors in December 2009, a position which he held since April 2005. Mr. Cowger began his career with GM in 1965 and held a range of senior leadership positions in business and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG, and President of GM de Mexico. In 2006, he was elected to the National Academy of Engineering and currently serves as Co-Chair of the Martin Luther King Memorial Foundation’s executive Leadership Cabinet. He is Chairman of the Board of Trustees of Kettering University and on the Board of Trustees of the Center for Creative Studies. Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board’s global perspective.

Nicholas M. Donofrio, age 66, has been a Director since December 2009. He retired as Executive Vice President, Innovation & Technology at IBM in October 2008. Mr. Donofrio began his career at IBM in 1964, and worked at the company for more than 40 years in various positions of increasing responsibility, including Division Director; Divisional Vice President for Advanced Workstations; General Manager, Large Scale Computing Division; and Senior Vice President, Technology & Manufacturing. Mr. Donofrio earned a B.S. from Rensselaer Polytechnic Institute and holds a Master’s degree from Syracuse University. Mr. Donofrio brings to the Board executive management skills and significant technological expertise.

Other Directorships: Advanced Micro Devices, Inc. and Bank of New York Mellon Corporation

Mark P. Frissora, age 56, has been a Director since December 2009. He is Chairman and CEO of Hertz Global Holdings, Inc. Prior to joining Hertz in 2006, Mr. Frissora served as Chairman and CEO of Tenneco, Inc. from 2000. Mr. Frissora previously served for five years as a Vice President at Aeroquip-Vickers Corporation. From 1987 to 1991, he held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked for ten years at General Electric Co. in brand management, marketing and sales. Mr. Frissora holds a B.A. degree from The Ohio State University and has completed advanced studies at both the University of Pennsylvania’s Wharton School and the Thunderbird International School of Management. Mr. Frissora contributes expertise in automotive operations, product development, marketing and sales. As the Chairman and CEO of a global public company, Mr. Frissora also contributes leadership and strategic and financial management skills.

Other Directorships: Walgreen Co., Hertz Global Holdings and NCR Corporation (2002-2009)

Rajiv L. Gupta, age 66, has been a Director since November 2009. He is former Chairman and CEO of Rohm and Haas Company, which position he held from October 1999 to March 2009. Mr. Gupta began his career at Rohm and Haas in 1971 and served in a broad range of global operations and financial leadership roles. Mr. Gupta received a B.S. in Mechanical Engineering from the Indian Institute of Technology, a M.S. in Operations Research from Cornell University and an MBA in Finance from Drexel University. Mr. Gupta’s educational and professional experience, including as Chairman and CEO of a global public company and other board assignments, enable him to contribute his expertise in corporate leadership, strategic analysis, operations, and executive compensation matters.

Other Directorships: Hewlett Packard, Tyco International Ltd. and The Vanguard Group, Inc.

John A. Krol, age 75, has been Chairman since 2009. He is the former Chairman and Chief Executive Officer of E.I. du Pont de Nemours & Company. Following four years of service in the U.S. Navy, he joined Du Pont as a chemist and, following sales, marketing, manufacturing, and senior business management positions, was appointed Vice Chairman of the company in 1992, CEO in 1995, then Chairman and CEO, retiring in December 1998. Subsequently, he has served on numerous corporate boards, including J.P. Morgan, MeadWestvaco, Milliken Company, and advisory boards of Bechtel Corporation and Teijin Ltd. Mr. Krol received a B.S. and M.S. degree in chemistry from Tufts University. Mr. Krol’s wide-ranging leadership experience, including as Chairman and CEO of a global public company and numerous board and chairman assignments, brings to the Board extensive expertise in corporate governance, as well as significant operational and strategic expertise, financial management, and strategic development.

Other Directorships: Tyco International Ltd. and ACE, Ltd.

J. Randall MacDonald, age 63, has been a Director since November 2009. He is Senior Vice President, Human Resources at IBM. From 1983 to 2000, prior to joining IBM, Mr. MacDonald held a variety of senior positions at GTE, including Executive Vice President, Human Resources and Administration. He also has held senior leadership assignments at Ingersoll-Rand Company, Inc. and Sterling Drug. Mr. MacDonald is a former board member of Covance, Inc., a global drug services company. He earned both undergraduate and graduate degrees from St. Francis University. Through Mr. MacDonald’s many years of senior leadership in the field, he is able to provide expertise in global human resources management and leadership assessment and development.

Sean O. Mahoney, age 49, has been a Director since November 2009. He is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. He earned his undergraduate degree from the University of Chicago and his graduate degree from Oxford University, where he was a Rhodes Scholar. Through his experience in investment banking and finance, Mr. Mahoney provides the Board with expertise in financial and business strategy, capital markets, financing, and mergers and acquisitions.

Other Directorships: Post-bankruptcy Board of Lehman Brothers Holdings Inc.

Michael McNamara, age 55, has been a Director since November 2009. He is CEO of Flextronics International Ltd. Mr. McNamara has served as Flextronics’s CEO since 2006, and previously was the company’s Chief Operating Officer. Prior to joining Flextronics, he was President and CEO of Relevant Industries, which was acquired by Flextronics in 1994. Mr. McNamara holds a B.S. degree from the University of Cincinnati and an MBA from Santa Clara University. As a result of his experience as the CEO of a global technology manufacturer, Mr. McNamara provides leadership experience as well as expertise in the electronics industry and global supply chain management.

Other Directorships: Flextronics International Ltd. and MEMC Electronic Materials, Inc.

Rodney O’Neal, age 58, has been a Director since May 2011. He is president and CEO of Delphi. He was named president and CEO in October 2009. Mr. O’Neal was president and CEO of Old Delphi from January 2007. He was president and chief operating officer (COO) of Old Delphi from January 1, 2005. Prior to the president and COO position, Mr. O’Neal served as president of Old Delphi’s former Dynamics, Propulsion and Thermal sector from January 2003 and as executive vice president and president of Old Delphi’s former Safety, Thermal and Electrical Architecture sector from January 2000. Previously, he served as vice president and president of Delphi Interior Systems since November 1998 and general manager of the former Delphi Interior & Lighting Systems since May 1997. Mr. O’Neal earned a B.S. from Kettering University and a Master’s Degree from Stanford University. Through his 40 years of experience at Delphi and its predecessor companies, Mr. O’Neal brings extensive management and industry expertise and a comprehensive understanding of Delphi’s business and operations.

Other Directorships: Sprint Nextel Corporation and Goodyear Tire & Rubber Company (2004-2012)

Thomas W. Sidlik, age 62, has been a Director since December 2009. In 2007, he retired from the DaimlerChrysler AG Board of Management in Germany after a 34 year career in the automotive industry. He previously served as Chairman and CEO of Chrysler Financial Corporation, Chairman of the Michigan Minority Business Development Council, and Vice-Chairman of the National Minority Supplier Development Council. He serves on the Board of Eastern Michigan University, where he has been Vice-Chairman and Chairman of the Board. He received a B.S. from New York University and an MBA from the University of Chicago. Mr. Sidlik’s experience on the board of a global automaker provides the Board with significant industry, management, and strategic expertise, as well as his comprehensive understanding of the issues of diversity in the corporate environment.

Bernd Wiedemann, age 69, has been a Director since April 2010. He is Senior Advisor at IAV GmbH, a leading provider of engineering services to the automotive industry based in Germany. Mr. Wiedemann joined IAV after retiring from Volkswagen AG and is former Chief Executive Officer, Volkswagen Commercial Vehicles and Truck Division in Wolfsburg, Germany. A 37-year employee of Volkswagen, Mr. Wiedemann held senior executive positions including Executive Vice President, Volkswagen, South America (1994-1995); Executive Vice President, Autolatina (1992-1994) and Director, Passenger Car and Commercial Vehicle Development (1989-1992). Mr. Wiedemann received a Master’s degree from the Hannover Technical University, a doctorate from Brandenburg Technical University and is a professor at the Berlin Institute of Technology. Mr. Wiedemann’s extensive engineering expertise and his global OEM management experience enable him to provide engineering, product development, industry, and leadership expertise to the Board.

Lawrence A. Zimmerman, age 69, has been a Director since November 2009. He is the former Vice Chairman and Chief Financial Officer of Xerox Corporation, a position he held from June 2002 until April 2011. He joined Xerox as CFO in 2002 after retiring from IBM. A 31-year employee of IBM, Mr. Zimmerman held senior executive positions including Vice President of Finance for IBM’s Europe, Middle East and Africa operations, and Corporate Controller. Mr. Zimmerman received a B.S. in finance from New York University in 1965 and an MBA from Adelphi University in 1967. Mr. Zimmerman brings to the Board significant experience leading the finance organization of a large global company, and contributes financial, risk management, and strategy expertise.

Other Directorships: Brunswick Corporation and Stanley Black & Decker, Inc. (2005-2011).

The Board of Directors recommends a vote “FOR” each of the 12 director nominees named above. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy will be voted FOR the election of all 12 nominees.

NON-EMPLOYEE DIRECTOR COMPENSATION

The formation of Delphi Automotive LLP took place in the middle of an unprecedented global financial crisis and plummeting consumer demand that threatened the global automotive market. The uncertainty regarding the future of some of our largest global customers, many of whom were weathering significant financial challenges themselves, including bankruptcy, raised serious questions as to whether key players in the automotive industry, including component suppliers, would survive. In the face of this environment, the owners were tasked with assembling a Board of Managers, now our Board of Directors, suitable for and capable of overseeing and guiding the management team of the new enterprise.

Rather than filling the Board with representatives from the various owner constituencies, as many privately-held companies do, the owners decided to create a board comprised of proven senior executives who had experience managing world-class companies across a variety of industries. With the exception of the CEO, the Board is composed entirely of non-employee directors, each of whom was recruited by the owner representatives to join the Board after the formation of Delphi Automotive LLP. Meaningful equity interests were determined to be necessary to attract high caliber board members, with objectives aligned with owners’ interests. This was deemed particularly important in light of the highly dynamic and risky industry environment that existed at the time of the formation of Delphi Automotive LLP.

Each member of the Board prior to our initial public offering is a member of our current Board of Directors. Each director is also a member of at least one committee and some directors participate in two committees.

Pre-IPO Annual Retainer

In 2011, we paid annual retainers to members of the Board on a quarterly basis, at the end of each quarter. The Chairman of the Board received an annual retainer of $200,000. Chairmen of the Audit and Compensation Committees received annual retainers of $150,000. The Innovation and Technology Committee was formed in April 2011 and its chairman received an annual retainer of $125,000. All other members of the Board received annual retainers of $100,000. There were no additional fees for attending in-person or telephonic board or committee meetings. Compensation for members who joined the Board or assumed additional responsibilities during the year was prorated beginning with the effective date of the new responsibilities.

Special IPO Incentive Opportunity

To incentivize engagement and performance that would result in a successful initial public offering, each member of the Board received a one-time $275,000 incentive opportunity that was paid following the completion of our initial public offering, based on achievement of an implied company value target. This implied company value target was achieved at the time of our initial public offering and the award was paid to each member of the Board in December 2011.

Post-IPO Board Compensation

Following our initial public offering, our directors (other than Mr. O’Neal, who is compensated as an officer of the Company and does not receive additional compensation for his services as member of the Board) receive the following annual compensation, 40% of which is paid in cash and 60% of which is delivered in the form of time-based restricted stock units. Each director may elect, on an annual basis, to receive 50% or 100% of his or her cash retainer in restricted stock units. The Chairman of the Board receives $500,000 annually and all other directors receive $250,000 annually. Additionally, chairs of our board committees receive the following additional annual compensation:

Committee	Additional Annual Compensation
Audit Committee/Finance Committee (1)	$25,000
Compensation Committee	20,000
Innovation and Technology Committee	10,000
Governance Committee (2)	10,000

(1)	The committee chair compensation represents the aggregate responsibilities of the Board member who serves as the chair of both the Audit Committee and the Finance Committee.

(2)	Mr. Krol is currently the chair of the Governance Committee. As he receives compensation for his position as Chairman of the Board, he does not receive an additional fee for his service as the committee chair.

Beginning in 2012, the annual grant of restricted stock units will be made on the day of the annual meeting and will vest on the day before the next annual meeting. Cash compensation will be paid at the end of each fiscal quarter. Any director who joins the Board other than in connection with the annual meeting will receive prorated cash compensation and a prorated grant of restricted stock units based on the date the director joins the Board and the date prior to the next annual meeting. The restricted stock units will vest on the day before the next annual meeting.

All directors receive prorated annual compensation for their service between the closing of the initial public offering and the Annual Meeting. For the portion of prorated annual compensation that a director receives in restricted stock units including elected amounts (if any), a grant was made at the closing of the initial public offering, and those restricted stock units will vest on the day before the Annual Meeting in 2012. Cash payments, appropriately prorated, are made at the end of each fiscal quarter.

Because we became a public company in November 2011, 2011 compensation for the Board includes a combination of compensation paid in accordance with our practices before our initial public offering and compensation paid pursuant to our practices following our initial public offering. The table below shows 2011 cash and equity compensation for each member of the Board.

2011 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Total
Gary L. Cowger	$100,000	$78,764	$275,000	$453,764
Nicholas M. Donofrio	116,475	81,908	275,000	473,383
Mark P. Frissora	100,000	78,764	275,000	453,764
Rajiv L. Gupta	145,450	85,053	275,000	505,503
John A. Krol	200,000	157,509	275,000	632,509
J. Randall MacDonald	100,000	78,764	275,000	453,764
Sean O. Mahoney	89,167	131,260	275,000	495,427
Michael McNamara	100,000	78,764	275,000	453,764
Thomas W. Sidlik	100,000	78,764	275,000	453,764
Bernd Wiedemann	100,000	78,764	275,000	453,764
Lawrence A. Zimmerman	145,667	86,645	275,000	507,312

(1)	Reflects the grant date fair value of the equity awards granted to directors following our initial public offering in November 2011. As of December 31, 2011, these awards are unvested; they will vest in full on the date of the annual meeting in June 2012. The values as set forth in the table were determined in accordance with FASB ASC Topic 718. The grant date for accounting purposes is November 22, 2011. These awards are described in detail under “—Post-IPO Board Compensation,” above. For assumptions used in determining the fair value of the awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The year-end restricted stock unit balances are:

Name	Unvested Restricted Stock Units 12/31/2011
Gary L. Cowger	3,958
Nicholas M. Donofrio	4,116
Mark P. Frissora	3,958
Rajiv L. Gupta	4,274
John A. Krol	7,915
J. Randall MacDonald	3,958
Sean O. Mahoney	6,596
Michael McNamara	3,958
Thomas W. Sidlik	3,958
Bernd Wiedemann	3,958
Lawrence A. Zimmerman	4,354

(2)	Reflects the special one-time IPO incentive opportunity awards that were paid on December 16, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Delphi’s compensation program is designed to align compensation with the Company’s performance and to reflect best practices in executive compensation. We have created a pay-for-performance program that aligns executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi. The structure is designed to encourage a high degree of execution, collaboration and teamwork and rewards individuals for the achievement of goals that ultimately create shareholder value. The objective of the compensation program is to attract, motivate and retain a talented management team that will continue providing unique solutions in a competitive and rapidly changing marketplace and deliver value for all shareholders.

The Compensation Committee, in consultation with management and its independent outside advisors, oversees our executive compensation program, which is comprised of base salary, annual incentive compensation and long-term incentive compensation.

The following contains a discussion of our executive compensation program and our analysis of the compensation decisions affecting our named executive officers (“NEOs”) during the year ended December 31, 2011. For clarity, we use the following definitions:

•

Board of Directors: The twelve (12) board members of Delphi Automotive PLC, who were also the members of the Board of Managers of Delphi Automotive LLP immediately prior to our initial public offering in November 2011.

•	Officers: The Company’s top fourteen (14) executives represent the top strategy development and operational executives in the Company. Officers include the NEOs.
•	Executives: The Company’s top approximately 300 leaders (including officers) who are covered by the Company’s executive compensation programs.
•	Salaried employees: Generally refer to the approximately 4,000 supervisory, technical and support employees in the United States.

Executive Pay for Performance

As discussed in greater detail below, Delphi’s core compensation philosophy is to drive long-term value creation for our shareholders. For our executives, including our NEOs, we believe that in order to increase shareholder value, our compensation structure must:

•	Have a majority of direct pay be “at risk” (i.e., pay that is not guaranteed); and
•	Link “at risk” pay to performance goals that are directly aligned to Delphi’s strategic initiatives.

Effectively aligning the goals of executive compensation with the interests of shareholders requires adopting compensation programs that motivate leadership to drive company performance to achieve sustainable top quartile performance. To that end, the Compensation Committee establishes short- and long-term incentive plans with targets focused on rewarding individuals for strong company performance. In addition, because we believe that individuals should be rewarded based on the results of their contributions, we also consider individual performance in awarding incentive compensation.

2011 Company Performance

In 2011, we continued strong financial performance driven by operating efficiency and revenue expansion in a dynamic global market. We:

•	Expanded revenue by 16% from 2010 to 2011, compared to global market vehicle production growth of 3% over the same time period;
•	Generated gross business bookings of over $23 billion based upon expected volumes and pricing;

•	Expanded EBITDA margin (1) from 9.9% in 2010 to 13.2% in 2011;
•	Generated $859 million in CFBF (1) (compared to $781 million in 2010) driven by increased profitability in all business segments;
•	Maintained world class health and safety metrics (5% improvement from 2010); and
•	Completed our successful re-entry into financial public markets through our initial public offering.

(1)	“EBITDA” is defined by as net income (loss) before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income (loss), net of tax. “CFBF” is cash flow before financing, which is defined as cash provided by (used in) operating activities plus cash provided by (used in) from investing activities (adjusted for maturities of time deposits and costs associated with the initial public offering). EBITDA, EBITDA margin and CFBF are used throughout this CD&A and are non-GAAP financial measures. Please see Appendix A to this proxy statement for a reconciliation of these numbers to U.S. GAAP financial measures.

Compensation Philosophy and Strategy – How Do We Pay Executives?

General Philosophy. Investors expect a company’s executives to manage the company in a way that increases shareholder value over time. In order to achieve success and meet the expectations of our shareholders, it is important that we ensure our compensation programs encourage executives to make sound decisions that drive long-term value creation.

Our Compensation Committee has defined the following key objectives of our compensation programs for executives:

•	Drive Delphi’s overall business strategy and results as they relate to long-term value creation;
•	Pay for performance by linking total compensation to defined performance goals;
•	Attract and retain key executives by providing competitive total compensation opportunities; and
•	Align executive and investor interests by focusing executive behavior on driving long-term value creation.

Long-Term Incentives and the Role of Equity. In 2011, the Compensation Committee approved the Delphi Automotive Long Term Incentive Plan (the “Long Term Incentive Plan”), which provides grants of long-term incentive awards that align our executives’ interests with the value-creation objectives of our shareholders. The first awards following our initial public offering under the Long Term Incentive Plan were granted in February 2012.

Peer Group Analysis. Benchmarking is an integral aspect of our compensation system. To attract and retain our key executives, our goal is to provide compensation opportunities at competitive market rates. A key element of this process is selecting a relevant peer group against which we compare our elements of pay. Delphi’s 2011 peer group was made up of companies whose aggregate profile was comparable to Delphi in terms of size, industry, competition for executive talent and financial performance. The Compensation Committee determines the composition of our peer group on a yearly basis, taking into consideration the peer group recommended by its independent compensation consultant. Our intent is to create a compensation structure that targets the median of our selected peer companies, but also allows total compensation to exceed the median when company performance and individual experience, responsibilities and performance warrant.

Our 2011 peer group was comprised of the following companies:

AutoLiv Inc.	Goodyear	PACCAR
BorgWarner	Illinois Tool Works	Parker Hannifin
Cummins	ITT Corporation	Precision Castparts
Danaher Corporation	Johnson Controls	Textron
Dover	Lear	TRW Automotive Holdings
Eaton	Navistar International	Visteon
Genuine Parts Company

We target compensation for officers in the 50th percentile range with opportunity to earn above the 50th percentile based upon performance. Total direct compensation for officers in 2011 was between the 50th – 65th percentiles of the peer group. The Compensation Committee sets financial performance metrics for our annual incentive plans at stretch levels to drive high-level performance. We monitor our compensation structure in relation to our peer group annually to ensure that target total direct compensation for our officers is appropriate considering our peer companies in terms of both size and overall company performance.

Role of the Committee and Use of Outside Consultants. Since November 2009, the Compensation Committee has retained Radford, an Aon Hewitt Consulting Company, to advise the committee on executive compensation matters. The scope of Radford’s work includes market assessment, data review and analysis. Radford reports directly to the Chairman of the Compensation Committee and takes direction solely from the Compensation Committee. Radford is invited to and participates in Compensation Committee meetings that address matters relating to the services it provides. Radford does not perform any other work for Delphi. In 2011, fees paid for services provided by Radford totaled $83,003. Aon Hewitt Consulting provides risk management and insurance services for Delphi. The amount paid for these services in 2011 was approximately $2.8 million.

Overview of Executive Compensation – What Are the Elements of Pay?

With the objectives outlined in “Compensation Philosophy and Strategy—General Philosophy” in mind, we regularly undertake a comprehensive review of our overall long-term business plan to identify the key strategic initiatives that should be linked to compensation. From there, we derive the annual short-term and long-term compensation performance metrics that will reward executives based on the actual performance of the Company. We also assess and review the level of risk in our compensation programs to ensure that they do not encourage inappropriate risk-taking.

Elements of Executive Compensation. In line with the philosophy described above, we include the following elements in the compensation of our executives, including the NEOs as displayed in the Summary Compensation Table below:

•	Base salary;
•	An annual incentive award;
•	Long-term incentive awards; and
•	Other compensation, which consists primarily of qualified and non-qualified defined contribution plans.

The following chart outlines these elements of compensation and indicates how they relate to the key objectives of our compensation programs for executives:

Element	Key Features	Relationship to Objectives
Direct Compensation

Base Salary	• Commensurate with responsibilities, experience and performance • Reviewed on a periodic basis for competitiveness and individual performance • Targeted at the market median	• Attract and retain key executives

Annual Incentive Plan

•     Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•     Each executive is granted a fixed award opportunity varying by level of responsibility

•     Actual payouts are determined by actual performance (at both the corporate and, where applicable, division level), then adjusted to reflect individual performance based on pre-established individual objectives

• Pay for performance • Align executive and investor interests

Long-Term Incentive Plan	• Target award granted commensurate with responsibilities, experience and performance • Under our equity compensation plan the first awards were granted in February 2012	• Pay for performance • Align executive and investor interests • Attract and retain key executives • Focus on long-term value creation

Other Compensation

Salaried Retirement Savings Program, Salaried Retirement Equalization Savings Program and Supplemental Executive Retirement Program

•     Qualified defined contribution plan available to all U.S. salaried employees, including executives

•     Non-qualified defined contribution plan available to eligible employees, including executives, who exceed statutory limits under our qualified defined contribution plan

•     Defined benefit plan that was frozen as of September 2008 and provides reduced benefits to certain eligible executives who participated in the defined benefit plan that predates the formation of Delphi Automotive LLP and Delphi Automotive PLC

• Attract and retain key executives

Total Direct Compensation Mix. Base salary and annual and long-term incentive awards make up our executives’ “total direct compensation.” Delphi strives to ensure that a majority of each executive’s total direct compensation is comprised of “at-risk” pay. Our annual incentive and long-term incentive awards are considered “at-risk” pay because the recipients of these awards must achieve specified performance goals at corporate, division and individual levels to receive any payment.

Mr. O’Neal’s 2011 annualized at-risk pay makes up 86% of his 2011 total direct compensation, which includes the 60% of his total direct compensation that is tied to long-term incentives; correspondingly, his base salary makes up 14% of his total direct compensation. Our remaining NEOs’ total direct compensation, on average, is comprised of 76% at-risk pay and 24% base salary, with long-term incentives constituting 49% of total direct compensation. The large proportion of at-risk pay, combined with a focus on long-term incentive awards, aligns the NEOs’ interests with the interests of Delphi’s investors.

The mix of compensation for our CEO and other NEOs is shown below:

2011 Target Compensation Structure. The following table depicts the total target direct compensation for each of the NEOs who were officers as of December 31, 2011.

2011 Total Target Direct Compensation
Name	Division	Base Salary	Annual Incentive Target Award (1)	Long-Term Incentive Plan Target Award (2)	Total
Rodney O’Neal	Corporate	$1,211,100	$2,195,000	$5,076,923	$8,483,023
Chief Executive Officer and President
Kevin P. Clark	Corporate	800,000	800,000	2,538,462	4,138,462
Senior Vice President and Chief Financial Officer
James A. Spencer	Electrical/Electronic	560,100	659,000	1,076,923	2,296,023
Senior Vice President and President, Electrical and Electronics Sector and President, Delphi Latin America	Architecture
Jeffrey J. Owens	Electronics & Safety	528,600	627,500	1,000,000	2,156,100
Senior Vice President and Chief Technology Officer
Kevin M. Butler	Corporate	475,000	525,000	692,308	1,692,308
Senior Vice President, Human Resource Management and Global Business Services

(1)	All annual incentive awards have been granted under our Annual Incentive Plan.
(2)	The long-term incentive awards were granted in 2010 under the Value Creation Plan. The awards are one-time grants covering a 39-month performance period from October 2009 to December 2012, as described further below. The amounts in the table represent annualized target values for 2011.

Officer Annual Compensation Determination. Individual base salaries and annual incentive targets for the officers are established based on the scope and size of each officer’s responsibilities. At the beginning of each year we also define the key strategic objectives each officer is expected to achieve during that year, which are evaluated and approved by the Compensation Committee.

Base Salary. Base salary is generally targeted to the median of our peer group for new officers and executives and is intended to be commensurate with each executive’s responsibilities, experience and performance. For newly hired officers, the Compensation Committee conducts a market review of the position in terms of its size and scope of responsibility and also takes into account the individual’s compensation at his or her previous employer. Salaries for officers were not changed between 2010 and 2011.

Annual Incentive Plan. Our Annual Incentive Plan is designed to motivate executives to drive company earnings, cash flow before financing and growth by measuring the executives’ performance against the current year business plan at the corporate and relevant division levels. The Compensation Committee, working with management, sets the annual incentive performance objectives and payout levels based on Delphi’s annual company business objectives, which are then reviewed and approved by the Board. For 2011 each NEO’s award payout was determined as follows:

•	Corporate performance metrics, weighted 100% for Messrs. O’Neal, Clark and Butler, and 25% for Messrs. Spencer and Owens
•	Division performance metrics, weighted 75% for Messrs. Spencer and Owens
•	Individual performance metrics, which allow for payment adjustments (within the total fund pool) reflective of each NEO’s performance against his individual goals

For 2011, both corporate and division performance objectives were based on three metrics: EBITDA, CFBF and growth. The Compensation Committee selected the following weightings in 2011 for both corporate and division performance metrics:

Weighting of Performance Metrics
EBITDA (1)	70%
CFBF (2)	20%
Growth (3)	10%

(1)	EBITDA was an appropriate measurement of our underlying earnings for 2011 and a good indication of our financial performance.
(2)	CFBF measures the amount of cash generated by our operations, excluding financing activities.
(3)	The growth metric is based on our future business booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of our planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2011.

Similar to the process for determining base salary, the Compensation Committee establishes the annual incentive target for each officer based on his or her position and the size and scope of his or her responsibilities.

The EBITDA and CFBF metrics and the award payout levels related to those metrics are measured on a performance matrix, with threshold, target and maximum financial performance requirements and the payout levels set by the Compensation Committee. Performance below the minimum threshold results in no payout, and performance above the maximum level is capped at a maximum payout, which ranges from 150% to 200% of the target award.

The growth metric is treated differently from the EBITDA and CFBF metrics, as it includes only a target level without threshold or maximum performance levels. If the growth metric is achieved, the target award level for that metric will be paid. If the growth metric is not achieved, the growth portion of the award will not be paid.

The threshold, target and maximum payout levels for the NEOs in 2011 are shown below.

Performance Level	EBITDA	CFBF	Growth
Threshold performance	50%	50%	0%
Target performance	100%	100%	100%
Maximum performance	200%	200%	100%

Once the combined payout is determined based on the three financial metrics at the corporate and/or division level, the Compensation Committee, in conjunction with the CEO, assesses each officer’s performance based on the attainment of individual performance objectives. The CEO does not participate in the assessment of his own performance.

Consistent with Section 162(m) of the Internal Revenue Code (the “Code”), annual incentive compensation awards for officers may not be increased based on individual performance but may be decreased if performance goals are not met.

The table below shows the 2011 performance targets set for the corporate and division levels relevant to the NEOs who were officers as of December 31, 2011:

Division	2011 EBITDA Target	2011 CFBF Target	2011 Growth Target (2012/2013 Bookings)
	(in millions)	(in millions)
Corporate	$1,831	$800	99%/91%
Electrical/Electronic Architecture	736	530	98%/91%
Electronics & Safety	350	252	98%/90%

In 2011, Delphi delivered a 56% increase in EBITDA and a modest increase in CFBF from 2010, as well as $23.5 billion in gross business bookings. The 2011 performance of most divisions exceeded targets at varying levels. As a result, award percentages based on corporate and division level metrics ranged from 123% to 159%.

In determining individual awards, the Compensation Committee evaluated each officer’s performance objectives in conjunction with divisional and overall company performance, as applicable. These objectives related to specific customer relationships, improved cost structure initiatives, health and safety metrics as well as specific financial improvement goals. Each NEO achieved his individual objectives.

The Compensation Committee approved the following 2011 annual incentive awards for the NEOs who were officers as of December 31, 2011:

Name	Annual Incentive Plan Actual 2011 Payment (1)	% of Target Incentive

Rodney O’Neal	$ 3,380,300	154%

Kevin P. Clark	1,232,000	154%

James A Spencer	1,049,458	159%

Jeffrey J. Owens	768,688	123%

Kevin M. Butler	808,500	154%

(1)	These award amounts are reported in the Summary Compensation Table.

Long Term Incentive Plan. As we noted above, the Long Term Incentive Plan was adopted in 2011. We have reserved 22,977,116 shares of equity under the plan for long-term compensation to align the interests of management and shareholders. Long-term incentive awards can be granted under a variety of forms, such as restricted stock, restricted stock units, performance shares or stock options.

The first awards under the Long Term Incentive Plan were granted in February 2012 in the form of restricted stock units. These awards include both time-based and performance-based vesting. The time-based restricted stock units, which make up 25% of the NEOs’ awards, will vest ratably over three years beginning on the first anniversary of the grant date. The performance-based restricted stock units, which make up 75% of the NEOs’ awards, will vest at the completion of a three-year performance period at the end of 2014. Each NEO will receive between 0% and 200% of his target performance-based award based on the Company’s performance against established company-wide performance metrics, which are:

Metric	Weighting
Average Return on Net Assets (1)	50%
Cumulative Net Income	30%
Relative Total Shareholder Return (2)	20%

(1)	Average return on net assets is tax-affected operating income divided by average net working capital plus average net property, plant and equipment expense for each calendar year.
(2)	Relative total shareholder return is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2014 to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2011, including dividends, and assessing against a comparable measure of the Russell 3000 Auto Parts Index companies.

In addition to the regular grants which were made to all current NEOs, Messrs. Spencer and Owens also received a separate grant of restricted stock units in connection with their assumption of new roles within Delphi.

Value Creation Plan. In 2009, the Compensation Committee designed the Value Creation Plan in order to link a significant portion of executive compensation to company value. Because targets are based upon equity interests, executives had a major component of their compensation structure aligned with the interests of the private company’s owners. Under the Value Creation Plan, an equity-based long-term incentive plan, participants were granted a one-time award for a 39-month performance period commencing in October 2009 and ending in December 2012, with vesting generally occurring on a “cliff” basis at the end of the performance period and award values based on our company value as of December 31, 2012.

Our officers will receive their Value Creation Plan awards in ordinary shares or a mix of ordinary shares and cash as determined appropriate by the Compensation Committee.

In general, actual payouts under the Value Creation Plan are based on three factors:

•	Target award amount (“target value”);
•

Delphi’s company value as of December 31, 2012 (“company value”), which will be determined using a formula based on the average market price of the Company, including any qualified distributions, as defined below; and

•	Target value divided by the total Value Creation Plan target fund of $135,000,000 (“target value percentage”).

The Compensation Committee, with input from Radford regarding market data and from the CEO, determined each officer’s target value based on his or her level of responsibility and the country or region in which he or she is located.

A company value of $2.5 billion must be achieved to receive a minimum award payment; above this level, the payout is determined primarily as a percentage of the target award. The target award will be paid if the company value, which is deemed to include certain qualified distributions, reaches $8.25 billion; and an amount more than the target award will be paid if the company value exceeds $8.25 billion.

Upon a qualifying termination after a change in control, officers’ Value Creation Plan awards will vest earlier than December 31, 2012 and will settle in Delphi equity or a combination of equity and cash. Other executives’ awards will “cliff” vest upon the earlier of December 31, 2012 or a change in control and will settle in cash.

In order to participate in the Value Creation Plan, each eligible executive was required to sign a confidentiality and non-interference agreement, which includes both non-compete and non-solicitation covenants, and a participation agreement. The confidentiality and non-interference agreement is discussed under “Other Considerations” below.

Other Compensation. Other than base salary and the annual and long term incentive plans, the only other formal compensation programs available to our executives are the programs described below. Generally, only benefits and policies offered to the general salaried employee population are available to our NEOs.

•

Salaried Retirement Savings Program (“SRSP”). Along with other eligible Delphi salaried employees, our executives are eligible to participate in our broad-based defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Code. All contributions are subject to any contribution limits imposed by the Code.

•

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible employees, including our executives and officers, receive Delphi contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in “Non-Qualified Deferred Compensation” below.

•

Supplemental Executive Retirement Program (“SERP”). The Predecessor’s SERP was frozen (for purposes of credited service and compensation calculations) in September 2008, as described further under “Pension Benefits” below. A modified, reduced-benefit version of the plan was approved by the bankruptcy court for retention purposes as part of the formation of Delphi Automotive LLP. As a result, a specified group of executives with executive appointment dates predating September 2008 remain eligible for reduced supplemental benefits through the modified version of the plan. This plan is unfunded. Additional details regarding accruals and payouts under this plan are provided in “Pension Benefits” below.

Compensation for Mr. Pirtle. Mr. Pirtle ceased being an officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. His 2011 target compensation included a base salary of $606,700 and an annual incentive award target of $687,000. Corporate performance weighed 25% and performance of the Powertrain Systems division weighed 75% in the determination of Mr. Pirtle’s annual incentive award. The 2011 performance targets for the Powertrain Systems division were as follows: an EBITDA target of $505 million; a CFBF target of $224 million; and a growth target of 100% of bookings for 2012 and 91% of bookings for 2013. Mr. Pirtle received his base salary through year-end 2011; however, his annual incentive award target was adjusted to $400,750 to reflect only his time as an officer in 2011. In February 2012, Mr. Pirtle received a 2011 annual incentive award of $626,172, which represents 156% of his adjusted target. As described below, Mr. Pirtle will begin receiving SERP payments six months after his departure date, in July 2012. His outstanding Value Creation Plan award was adjusted pursuant to the terms of the plan and he is eligible to receive a Value Creation Plan award, paid in cash, at the end of the performance period.

2012 Compensation Adjustments for Mr. O’Neal. On February 16, 2012, the Board approved adjustments to Mr. O’Neal’s compensation to reduce his annual incentive target by 18% and increase his long-term incentive target by 9%. Mr. O’Neal’s restricted stock unit award agreement provides that he will forfeit unvested units if his employment terminates within one year following the grant date, but will not forfeit unvested units if his employment terminates other than for cause after the first anniversary of the grant date. Mr. O’Neal is eligible to receive a cash continuity payment of $500,000 on each of January 15, 2013, 2014 and 2015, if he remains employed by Delphi on December 31st of the year preceding the payment date.

Compensation Risk Assessment

The Company undertook a process to assess to what extent risks arising from our compensation programs are reasonably likely to have a material adverse effect on the Company. The assessment included all significant compensation programs, which include base pay, the annual incentive plan, the Value Creation Plan, the Long Term Incentive Plan and other significant incentive programs in effect at Delphi. It also included a review of the Compensation Committee’s minutes, interviews of senior Delphi Human Resources personnel, interviews of selected Delphi financial personnel, reviews of internal control audits and compliance-related activities and an examination of documents supporting base pay and our material incentive compensation programs. Our review was designed to identify the controls over compensation practices at Delphi and to determine whether our compensation policies and practices for all employees create risks that are likely to have a material adverse effect on the Company. Based on this evaluation and the procedures performed, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Delphi. Among the elements evaluated were the following:

•

The multiple elements of our compensation packages, including base salary, annual cash incentive programs and long-term incentive programs which vest over a number of years and provide a balance of short-term and long-term incentives with fixed and variable components that promote the long-term sustainability of our business;

•	Long-term incentive plans for our executives that align the interests of the executives with those of our shareholders;

•	Independent oversight by the Compensation Committee;

•	Inclusion of clawback language in the event of a material financial misstatement for certain of our programs;

•	Effective management processes for developing strategic and annual operating plans, and strong internal controls over financial reporting;

•	Effective segregation of duties between the review of financial results and the determination of the final payouts to individuals; and

•

The structure of our annual cash incentive program, which is based on a number of different performance measures to avoid employees placing undue emphasis on any particular performance measure at the expense of other aspects of the business.

Other Considerations

Stock Ownership Guidelines. In order to align our executives’ interests with those of our shareholders, Delphi’s Board believes that our officers should maintain an interest in Delphi. To that end, Delphi’s Board has developed the following stock ownership guidelines: Mr. O’Neal is required to hold five times his base salary, our elected Section 16 officers are required to hold three times their base salaries and our elected corporate staff officers are required to hold one time their base salaries in Delphi shares. Each of our NEOs is expected to fulfill the holding requirement within five years. Further, we expect sufficient stock to be acquired during each of the first five years to demonstrate progress toward fulfilling the goal by year five. The Compensation Committee reviews the ownership level for our CEO and others covered by this guideline each year. Our Board reserves the right to determine appropriate action to be taken in the event a covered individual does not meet the expected guidelines.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under the securities laws, then the Compensation Committee has the right to review the circumstances and determine if any participants should forfeit certain future awards or repay prior payouts. If the misstatement is due to fraud, then the participants responsible for the fraud will forfeit their rights to future awards and must repay any amounts they received from prior awards due to the fraudulent behavior. The Compensation Committee will update our clawback policy as appropriate to comply with the requirements for clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Restrictive Covenants. All executives, including the NEOs, were required to sign confidentiality and non-interference agreements as a requirement for participation in the Value Creation Plan and the Long Term Incentive Plan. The non-interference agreements include non-compete and non-solicitation covenants and prevent executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Delphi;
•	Soliciting or hiring employees for 24 months after leaving Delphi; and
•	Soliciting customers for 24 months after leaving Delphi.

If the terms of the confidentiality and non-interference agreement are violated, the Company has the right to cancel or rescind any final Value Creation Plan award or Long-Term Incentive Plan award within the bounds of applicable law. We will maintain these or similar agreements for future long-term incentive awards.

No Tax Gross-Ups. We do not provide any tax gross-ups as part of our executive compensation plans. Certain expatriate policy provisions, applicable to all salaried employees, including Mr. Pirtle, allow for gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Rajiv L. Gupta, Chairman

John A. Krol

J. Randall MacDonald

Michael McNamara

2011 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation for 2011 of the President and Chief Executive Officer (Rodney O’Neal), the Senior Vice President and Chief Financial Officer (Kevin P. Clark), the next three most highly compensated executive officers (James A. Spencer, Jeffrey J. Owens and Kevin M. Butler) and a former officer who has retired from Delphi (Ronald M. Pirtle). We refer to these individuals as named executive officers (“NEOs”).

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(3)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Rodney O’Neal	2011	$1,211,100	$—	$—	$3,380,300	$806,046	$273,065	$5,670,511
Chief Executive Officer and President	2010	1,211,100	—	14,472,150	4,390,000	1,000,028	61,225	21,134,503

Kevin P. Clark(1)	2011	800,000	—	—	1,232,000	—	55,630	2,087,630
Senior Vice President and Chief Financial Officer	2010	378,974	2,500,000	7,236,075	800,000	—	210	10,915,259

James A. Spencer	2011	560,100	—	—	1,049,458	355,883	103,475	2,068,916
Senior Vice President and President, Electrical and Electronics Sector and President, Delphi Latin America	2010	560,100	—	3,069,850	1,318,000	452,537	29,929	5,430,416

Jeffrey J. Owens (1)	2011	528,600	—	—	768,688	331,087	130,306	1,758,681
Senior Vice President and Chief Technology Officer

Kevin M. Butler (1)	2011	475,000	—	—	808,500	285,356	116,144	1,685,000
Senior Vice President, Human Resource Management and Global Business Services

Ronald M. Pirtle (2)	2011	606,700	—	—	626,172	541,563	243,393	2,017,828
Retired Vice President and President, Delphi Powertrain Systems and President, Delphi Europe, Middle East & Africa	2010	603,000	—	2,850,575	1,236,600	518,027	240,684	5,448,886

(1)	For Messrs. Owens and Butler, compensation is shown for only 2011, because they were not named executive officers in 2010. Mr. Clark joined Delphi in July 2010 and as a result, his 2010 compensation is for part of the year.
(2)	Mr. Pirtle ceased being an officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. Mr. Pirtle was eligible to participate in the SERP and will begin receiving SERP payments in July 2012. Mr. Pirtle’s target annual incentive award has been adjusted to reflect his time as an officer in 2011. Since his departure was a qualifying termination under the Value Creation Plan, Mr. Pirtle’s outstanding Value Creation Plan award has been adjusted pursuant to the terms of the plan and he is eligible for a cash award, which will be paid at the end of the performance period. Upon the Predecessor’s emergence from bankruptcy in 2009, U.S.-based eligible employees received slight increases in their base salaries in consideration for the elimination of company car benefits. While on an expatriate assignment, Mr. Pirtle received a company car as described in Note 7 below. Upon his return from expatriate assignment in 2011, Mr. Pirtle received a prorated increase in his base salary of $3,700 as consistent consideration for the loss of this benefit.
(3)	Base salary and annual incentive awards are eligible for deferral under the SRESP. All of our NEOs participated in the SRESP in 2011. Total base salaries and annual incentive awards, including the deferred portions, are presented in this Summary Compensation Table. Contributions to the SRESP are displayed in the 2011 Non-Qualified Deferred Compensation table below.
(4)	The Value Creation Plan award was granted in 2010. Under the Value Creation Plan, Delphi made a one-time grant of awards covering a 39-month performance period from October 2009 through December 2012 (in other words, not annual long-term incentive awards). As of December 31, 2011, no portion of these awards had vested for our active NEOs. The awards will “cliff” vest on the earlier of December 31, 2012 or a qualifying termination as defined in the plan and settle in Delphi equity, which may be subject to an ownership or holding commitment. There is no maximum award under the Value Creation Plan. The award values reflected in the “Stock Awards” column for Messrs. O’Neal, Clark, Spencer and Pirtle are the grant date fair value of their respective Value Creation Plan awards determined in accordance with FASB ASC Topic 718. These values reflect a discount to account for the illiquidity of Delphi equity due to our status as a non-public company at the time of the grant in 2010. The grant date for accounting purposes was set at September 15, 2010, the last date on which each NEO could sign the confidentiality and non-interference agreement as required by the Value Creation Plan. For assumptions used in determining the fair value of these awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Upon his retirement, Mr. Pirtle’s award was adjusted pursuant to the terms of the plan. He is eligible for a cash award, which will be paid at the end of the performance period.
(5)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our 2011 annual incentive plan.

(6)	Except for Mr. Clark, all of our NEOs were eligible to participate in the SERP during 2011. The “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column for our active NEOs reflects the year-over-year change of our estimated liability on our balance sheet. Although the SERP is a frozen program (see “Pension Benefits” below for a discussion of the frozen plan) with fixed measurement parameters, the year-over-year balances change because the NEO’s age and the interest rates used to estimate the award value change each year. The numbers reported here show the impact of the year-over-year changed assumptions. Mr. Pirtle’s value reflects the actual assumptions that will be used to determine his final award. There were no above-market or preferential earnings in respect of any non-qualified deferral compensation.
(7)	Amounts reported in the “All Other Compensation” column for 2011 reflect the following:

Name	Delphi Contributions (a)	Life Insurance (b)	Expatriate Payments (c)	Total
Rodney O’Neal	$271,259	$1,806		$273,065
Kevin P. Clark	55,000	630		55,630
James A. Spencer	101,669	1,806		103,475
Jeffrey J. Owens	128,500	1,806		130,306
Kevin M. Butler	114,338	1,806		116,144
Ronald M. Pirtle	100,558	1,806	$141,029	243,393

(a)	This column reflects Delphi’s contributions to both the qualified SRSP and the non-qualified SRESP. For all participants in the SRSP, Delphi provides a contribution of 4% of base salary and annual incentive award. Beginning in March 2010, we also provided a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the SRESP are provided in connection with the 2011 Non-Qualified Deferred Compensation table below.
(b)	This column reflects the amount imputed to each NEO’s income for premium payments made to his life insurance policy.
(c)	While he was an officer in 2011, Mr. Pirtle was on an expatriate assignment. As such, he received benefits that are typical of payments made to any employee on an expatriate assignment. The payments reported in this column include the following: $82,691 housing expenses; $26,316 cost of living adjustment; a net ($19,624) tax equalization credit; $21,923 for annual allowances; $15,445 gross-up of taxes related to the allowances; $13,528 for a company vehicle while on expatriate assignment; and $750 for tax preparation services.

2011 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payouts for plan-based awards that were granted to the NEOs in 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)
		Threshold ($)	Target ($)	Maximum ($)
Rodney O’Neal	1/1/2011	$1,097,500	$2,195,000	$4,390,000
Kevin P. Clark	1/1/2011	400,000	800,000	1,600,000
James A. Spencer	1/1/2011	329,500	659,000	1,318,000
Jeffrey J. Owens	1/1/2011	313,750	627,500	1,255,000
Kevin M. Butler	1/1/2011	262,500	525,000	1,050,000
Ronald M. Pirtle (3)	1/1/2011	343,500	687,000	1,374,000

(1)	2011 annual incentive awards were paid out on February 29, 2012. Actual amounts paid were as follows: Mr. O’Neal, $3,380,300; Mr. Clark, $1,232,000; Mr. Spencer, $1,049,458; Mr. Owens, $768,688; Mr. Butler, $808,500; and Mr. Pirtle, $626,172.
(2)	The threshold, target and maximum values under our annual incentive plan are measured based on the attainment of corporate and division performance metrics. The annual incentive plan also includes an individual assessment.
(3)	Mr. Pirtle’s annual incentive target was adjusted to a prorated target when he ceased being an officer of Delphi. His adjusted target is $400,750.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below represent the estimated award value of each NEO’s Value Creation Plan target award as of December 31, 2011.

Name	Stock Awards Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Rodney O’Neal	$28,603,486
Kevin P. Clark	14,301,743
James A. Spencer	6,067,406
Jeffrey J. Owens	5,634,020
Kevin M. Butler	3,900,475
Ronald M. Pirtle (2)	—

(1)	Under the Value Creation Plan, Delphi made one-time grant of awards covering a 39-month performance period from October 2009 through December 2012 (in other words, not annual long-term incentive awards). As of December 31, 2011, no portion of these awards had vested. The awards will “cliff” vest on the earlier of December 31, 2012 or a qualifying termination as defined in the plan and settle in Delphi equity, which may be subject to an ownership or holding commitment. Value Creation Plan awards are denominated in dollars rather than in shares.
(2)	Upon his retirement, Mr. Pirtle’s award value was adjusted pursuant to the terms of the Value Creation Plan. Because he is no longer an officer, he is entitled to receive a cash award at the conclusion of the performance period.

PENSION BENEFITS

Certain executives, including the NEOs, are eligible to receive benefits under the SERP. The SERP was approved by the bankruptcy court for retention purposes as part of the formation of Delphi Automotive LLP.

The SERP is a modified and reduced-benefit form of the Predecessor’s supplemental executive defined benefit plan, which was frozen on September 30, 2008. As a result of the freeze, no new benefits have accrued and no new participants have been allowed to join the plan after this date, although a reduced portion of benefits continue to be available to executives who were eligible participants prior to the freeze date. This plan is a non-qualified and unfunded defined benefit plan that supplemented the benefits of an underlying qualified defined benefit pension plan. This qualified plan was assumed by the Pension Benefit Guaranty Corporation (the “PBGC”) in July 2009.

Eligibility

To qualify for participation in the SERP, eligible executives, including the NEOs, must meet both of the following requirements:

•	The executive was appointed to an executive position in the Predecessor as of September 30, 2008; and
•	The executive was employed by Delphi on October 6, 2009, upon the formation of Delphi Automotive LLP.

To receive benefits under the SERP:

•	The executive must remain continuously employed by Delphi until the earlier of separation, death or disability; and
•	At the time of termination of employment, death or disability, the executive must:
¡	Have at least 10 years of service (unless the executive is involuntarily separated other than for cause, in which case the requirement is five years of service); and

¡	Be at least 55 years of age (unless the executive is involuntarily separated other than for cause or dies in which events the eligible executive or the surviving spouse will begin receiving payment of benefits when the executive attains or would have attained age 55).

In addition, any participant, including a NEO, is only eligible for the SERP upon a voluntary termination if one of the two following requirements is met:

•	The participant has at least 10 years of service and is 60 years old as of the voluntary termination date; or
•	The participant has been employed by the Company for at least two years dating from October 6, 2009.

Of the NEOs, Messrs. O’Neal, Spencer, Owens, Butler and Pirtle meet the age and service requirements and became eligible to receive SERP benefits.

SERP Calculation Methods and Assumptions

The formulas of the SERP provide for a benefit that is based on eligible pay multiplied by eligible years of credited service. This benefit is then reduced by several factors, including the following:

•	An unreduced “age 62 benefit” calculated under the Predecessor’s qualified pension plan (the “SRP”)
•	Social Security benefits
•	Participant’s departure from the Company prior to age 62

SERP benefits are reduced by the above factors regardless of whether the participant actually receives these benefits. For example, participants who would otherwise receive a pension benefit under the SRP will actually receive their benefit from the PBGC at a substantially reduced level; however, the higher SRP amount will be used to calculate a reduction of the participant’s SERP benefits.

Under the SERP, a participant receives the higher of one of two formulas.

1)    Regular formula

(2% of average monthly base salary	X	Total years of credited service	)	—	Frozen Predecessor qualified plan benefit	—	Pro-rated Maximum primary Social Security benefit

2)    Alternative formula

(1.5% of average total direct compensation	X	Total years of credited service	)	—	Frozen Predecessor qualified plan benefit	—	Maximum primary Social Security benefit

In the regular formula, average monthly base salary is calculated based on the participant’s monthly base salary for the highest-paid 48 months between January 1, 1999 and December 31, 2006. His or her total years of credited service are counted as of December 31, 2006.

The alternative formula bases the benefit on average total direct compensation, which is the average monthly base salary, as defined in the regular formula, plus an average of the highest four years of annual incentive awards earned during the period through and inclusive of 2006.

In both formulas, service is credited as of December 31, 2006, and under the alternative formula is capped at 35 years. Under both formulas, the benefit is further reduced by an additional 10%. The benefit will be paid out in the form of a five-year annuity.

Valuation Method and Assumptions

The actuarial present value of accumulated benefits for the SERP shown in the 2011 Pension Benefit table below is based on benefits accrued as of September 30, 2008, the last day on which benefits were accumulated under the Predecessor’s qualified plan. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that each participant is assumed to remain actively employed until the earliest he or she is eligible for unreduced benefits. The material assumptions used in the calculation were:

•	Discount rate: 3.3%, which is developed by RATE:Link, a globally consistent model for markets classified as having deep AA corporate bond markets.
•	Applicable Mortality Table based on Internal Revenue Service Revenue Ruling 2001-62.

All of the figures shown are estimates only; actual benefit amounts will be based on the age, interest rates, mortality rates and other circumstances in effect upon the actual termination of employment or death of the participant.

The following table sets forth information regarding benefits provided to and years of service credited to eligible NEOs under the SERP.

2011 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (3)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Rodney O’Neal	SERP	34.5	$8,269,780	—
Kevin P. Clark (1)	—	—	—	—
James A. Spencer	SERP	30.3	3,933,307	—
Jeffrey J. Owens	SERP	32.0	3,171,196	—
Kevin M. Butler	SERP	29.1	2,733,174	—
Ronald M. Pirtle (2)	SERP	32.9	4,407,867	—

(1)	Mr. Clark joined Delphi in July 2010, after the SERP was frozen, and is therefore ineligible for benefits under the program.
(2)	Mr. Pirtle retired as of January 1, 2012 and is eligible to receive SERP payments from Delphi. His payments will commence in July 2012. The value above was derived using assumptions based on his actual retirement date.
(3)	Number of years of credited service is as of December 31, 2006 and includes service with the Predecessor. Unless he is age 60 or older, each NEO was also subject to a two-year employment requirement, commencing in October 2009, which has been met.

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the SRESP, participants receive Delphi contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2011, including the NEOs, were permitted to defer additional income above $245,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2011, into a SRESP deferral account. They also received the following benefits:

•

All SRESP-eligible employees receive a Delphi contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP.

•

Eligible employees who made deferral contributions under the SRESP received an additional Delphi matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Delphi of 3.5% of each eligible employee’s base salary. The Delphi employee matching contribution commenced in March 2010.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a cross-section of the funds that are also available to participants in the SRSP and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2011 plan, deferral elections were required to be made by December 2010. During this process, eligible employees were allowed to make deferral elections related to their 2011 base salary and any annual incentive award based on 2011 performance that would be scheduled to be paid in 2012 (but no later than March 15, 2012).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Delphi contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ SRESP accounts by the NEOs and by Delphi in 2011, as well as the aggregate balances of these accounts at the end of 2011.

2011 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals Distributions ($)(4)	Aggregate Balance at Last FYE ($)
Rodney O’Neal	$77,712	$253,100	$(4,416)	$—	$379,997
Kevin P. Clark (1)	73,333	55,000	(4,578)	—	123,755
James A. Spencer	41,074	83,294	(5,867)	—	140,770
Jeffrey J. Owens	97,162	110,125	(9,373)	(40,748)	197,088
Kevin M. Butler	89,600	96,000	(7,027)	(48,692)	177,300
Ronald M. Pirtle	38,952	83,408	2,137	—	142,978

(1)	Mr. Clark was not eligible to receive any Delphi contributions or matching contributions until February 2011, at which point contributions to the SRESP commenced.
(2)	All of our NEOs elected to defer a portion of their salary and annual incentive award as permitted under the SRESP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the Summary Compensation Table.
(3)	Our contributions to the NEOs’ SRESP accounts, along with contributions to the qualified SRSP, were disclosed in the “All Other Compensation” column in the Summary Compensation Table.
(4)	The withdrawals of Messrs. Owens and Butler were made in accordance with the deferral election process described above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Arrangements

As part of the formation of Delphi Automotive LLP, each NEO was required to sign a new offer letter with the Company. Messrs. O’Neal, Spencer, Owens, Butler and Pirtle each received and signed an offer letter upon beginning their employment in October 2009. These offer letters described compensation and benefits provided to the NEOs under the annual incentive plan, the Value Creation Plan and other arrangements.

Mr. Clark received an offer letter upon commencement of his employment in July 2010. In addition to describing terms and conditions of employment consistent with those included in the other NEOs’ offer letters, Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus 1.5 times annual bonus target in the event he is terminated by the Company without cause.

We have no individual change in control agreements with any of the NEOs, as all change in control agreements were eliminated upon the formation of Delphi Automotive LLP in October 2009. The only applicable change in control provisions are those provided in the annual incentive plan and the Value Creation Plan, as described below.

Each eligible participating executive signed a Value Creation Plan participation agreement and non-interference and confidentiality agreement, described above in “Compensation and Discussion and Analysis.” The non-interference agreement includes both non-compete and non-solicitation covenants.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15th of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occurs:

•

A change in ownership or control of Delphi resulting in any person or group other than Delphi or a Delphi employee benefit plan acquiring securities of Delphi possessing more than 50% of the total combined voting power of Delphi’s equity securities outstanding after such acquisition;

•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or
•	The sale of all or substantially all of the assets of Delphi, in one or a series of related transactions, to any person or group other than Delphi.

If involuntarily terminated without “cause,” as defined under the Value Creation Plan and described below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Management Value Creation Plan

If involuntarily terminated without “cause,” each executive, including the NEOs, will receive a prorated portion of his or her Value Creation Plan award using the NEO’s termination date as the last date of the performance measurement period, with the proration occurring on an annual basis for a termination on or before December 31, 2011 and on a monthly basis for a termination after December 31, 2011. Any pro-rated portion will be paid at the time all other executives are paid.

“Cause” is defined in the Value Creation Plan as:

•

Conviction or indictment for a felony, or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Delphi or on the business or reputation of Delphi;

•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Delphi;
•	Willful violation of Delphi’s material policies; or
•	Willful neglect in the performance of duties for Delphi, or willful or repeated failure or refusal to perform these duties.

Upon a change in control, each executive is eligible to receive his or her proportionate share of the Value Creation Plan award based on the proceeds we receive through the change in control plus any accrued distributions as defined in the Value Creation Plan. The Value Creation Plan defines a change in control to include the same events described above for the change in control definition in the annual incentive plan. A slightly different change in control definition will be provided for grants to be made under the Long Term Incentive Plan.

The officers, including the NEOs, will receive their awards due to a change in control only if they incur a qualifying termination following the change in control. Under the Value Creation Plan, a qualifying termination after a change in control includes any termination either by Delphi without “cause” (as defined above) or by an officer as a result of any of the following:

•	A material diminution in base salary;
•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;
•	Relocation of the NEO’s principal place of employment more than 50 miles from its location immediately prior to the change in control; or
•	Any other action or inaction that is a material breach by Delphi of the agreement under which the NEO provides services to us.

Severance and SERP Payments

At the time of the formation of Delphi Automotive LLP, certain executives, including the NEOs, were required to choose between receiving consideration under our severance plan, the Separation Allowance Plan, or the SERP in the event that the executive was involuntarily terminated. This irrevocable election prevents an executive from receiving both severance and the non-qualified defined benefit retirement benefits in the event of an involuntary termination.

As such, if the executive is involuntarily terminated from Delphi, he or she will receive either a severance payment under the Separation Allowance Plan or a SERP payment, but not both. Because he is ineligible for the SERP, Mr. Clark would only be eligible to receive a severance payment under the Separation Allowance Plan should he be involuntarily terminated. The table below reflects the choices made by each NEO except Mr. Clark:

Name	Selection
Rodney O’Neal	SERP
Kevin P. Clark	Separation Allowance Plan
James A. Spencer	SERP
Jeffrey J. Owens	SERP
Kevin M. Butler	SERP
Ronald M. Pirtle	SERP

The following table describes the payments and benefits to which each NEO would have been entitled had his employment terminated on December 31, 2011 under various scenarios, including an involuntary termination of employment after a change in control of Delphi.

Potential Payments upon Termination or Change in Control

Name	Termination Scenario	Annual Incentive Plan (1)	Value Creation Plan (2)	Separation Allowance Plan (3)
Rodney O’Neal	Voluntary termination	$3,380,300	$—	$—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	3,380,300	14,301,743	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	3,380,300	28,603,486	—
	Voluntary termination after age 55 with at least 10 years of service (5)	3,380,300	14,301,743	—
	Death (7)	3,380,300	14,301,743	—
	Disability (8)	3,380,300	14,301,743	—

Kevin P. Clark	Voluntary termination	1,232,000	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	1,232,000	7,150,872	2,400,000
	After a change of control, involuntary termination without cause or voluntary termination for good reason	1,232,000	14,301,743
	Voluntary termination after age 55 with at least 10 years of service (5)	1,232,000	—	—
	Death (6)	1,232,000	7,150,872	—
	Disability (7)	1,232,000	7,150,872	—

James A. Spencer	Voluntary termination	1,049,458	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	1,049,458	3,033,703	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	1,049,458	6,067,406	—
	Voluntary termination after age 55 with at least 10 years of service (5)	1,049,458	3,033,703	—
	Death (6)	1,049,458	3,033,703	—
	Disability (7)	1,049,458	3,033,703	—

Jeffrey J. Owens	Voluntary termination	768,688	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	768,688	2,817,010	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	768,688	5,634,020	—
	Voluntary termination after age 55 with at least 10 years of service (5)	768,688	2,817,010	—
	Death (6)	768,688	2,817,010	—
	Disability (7)	768,688	2,817,010	—

Kevin M. Butler	Voluntary termination	808,500	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	808,500	1,950,238	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	808,500	3,900,475	—
	Voluntary termination after age 55 with at least 10 years of service (5)	808,500	1,950,238	—
	Death (6)	808,500	1,950,238	—
	Disability (7)	808,500	1,950,238

Ronald M. Pirtle (8)	Voluntary termination after age 55 with at least 10 years of service	626,172	2,817,010	—

(1)	In all scenarios except a voluntary termination, the NEO is entitled to a prorated award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, it is forfeited in its entirety. For each NEO, annual incentive award payments are subject to individual performance assessment and will be paid at the conclusion of the performance period.
(2)	Each NEO would be eligible to receive 50% of his 39-month Value Creation Plan award upon an involuntary separation, death or disability. Messrs. O’Neal, Spencer, Owens and Butler are over age 55 and have 10 years or more of service with the Company, and were therefore eligible to receive 50% of their Value Creation Plan awards upon voluntary departure. The values shown above are derived from the Outstanding Equity Awards at Fiscal Year-End Table.
(3)	Only Mr. Clark is eligible to receive payments under the Separation Allowance Plan. Mr. Clark’s Separation Allowance Plan payment is equal to 18 months of base salary, plus 1.5 times the value of his annual incentive plan target award.
(4)	For involuntary termination without cause, receipt of benefits under the SERP or Separation Allowance Plan is dependent on the selection made by the NEO in his offer letter. For NEOs who elected to receive benefits through the SERP, the payment values are the same as those included in the Pension Benefits Table. Mr. Clark is ineligible for the SERP. As noted above, his offer letter provided the terms of any severance he would receive upon an involuntary termination.
(5)	Messrs. O’Neal, Spencer, Owens and Butler are eligible for benefits upon voluntary departure after attaining age 55 and with 10 years or more of service with the Company.
(6)	In the event of death, an eligible NEO’s spouse is entitled to immediate payment through the SERP. Amounts are derived from the amounts shown in the Pension Benefits Table. In addition, any outstanding balance under the SRESP will be paid within 60 days of the NEO’s death to his beneficiary or estate.
(7)	In the event of termination from Delphi due to disability, Messrs. O’Neal, Spencer, Owens and Butler would receive the same benefit as a voluntary departure after attaining age 55 and with at least 10 years of service.
(8)	Mr. Pirtle ceased being an officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. As described above, his target annual incentive award was adjusted to reflect only his time as an officer in 2011. His Value Creation Plan award has been adjusted for his departure prior to the end of the performance period, and he is eligible to receive a cash award at the end of the performance period.

In addition to the specific payments and benefits described above, the NEOs also would have been entitled to receive any benefits due under the terms of the SERP, described in further detail under “Pension Benefits,” as well as under the SRESP, described in further detail in connection with the 2011 Non-Qualified Deferred Compensation table above. As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2011 would be made within 60 days after July 1, 2012. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee currently consists of Messrs. Zimmerman (Chair), Cowger, Mahoney and Wiedemann. All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Zimmerman qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on Delphi’s website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Corporate Governance” under the heading “Investor Relations.”

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Delphi’s independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for Delphi’s internal controls and the financial reporting process. Delphi’s independent registered public accountants are responsible for performing an audit of Delphi’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed Delphi’s audited financial statements for the fiscal year ended December 31, 2011 and has met and held discussions with management and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accountants. Management represented to the Audit Committee that Delphi’s consolidated financial statements for fiscal 2011 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with E&Y. The Audit Committee also discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Ys communications with the Audit Committee concerning its independence, and the Audit Committee discussed with E&Y the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and E&Y and the Audit Committee’s review of the representation of management and the report of E&Y to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by E&Y during 2011 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Lawrence A. Zimmerman, Chair

Gary L. Cowger

Sean O. Mahoney

Bernd Wiedemann

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Delphi’s independent registered public accountants. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During 2011 and 2010, E&Y provided various audit, audit-related, tax and other services to Delphi. The Audit Committee pre-approved all audit services, audit-related, tax and other services provided by E&Y in 2011 and 2010. The following table presents fees for professional services charged by E&Y to Delphi and its predecessor, Delphi Automotive LLP, by type and amount for 2011 and 2010.

	2011	2010
	($ in thousands)
Audit fees (1)	$11,900	$13,000
Audit-related fees (2)	400	100

Total audit and audit related fees	12,300	13,100
Tax fees (3)	4,600	2,800
All other fees (4)	700	200

Total fees	$17,600	$16,100

(1) Audit Fees - Audit fees billed or to be billed are related to E&Y’s audit of our annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audits, assistance with registration statements and issuance of comfort letters and consents.

(2) Audit-Related Fees - Audit-related services consisted primarily of employee benefit plan audits as well as agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions, information systems audits and other attest services.

(3) Tax Fees - Tax fees primarily represent fees for tax planning services and tax-related compliance.

(4) All Other Fees - All other fees relate to advisory services in certain international locations.

APPOINTMENT OF AND PAYMENT TO AUDITORS (RESOLUTION 13)

The Audit Committee of our Board has appointed E&Y as our auditors. As required by law, shareholders are requested to re-appoint E&Y as the Company’s auditors for the period ending with the annual general meeting of the Company to be held in 2013. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2012.

A representative of E&Y will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst &Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (RESOLUTION 14)

As required by Section 14A of the Exchange Act, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis — Executive Summary,” our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 14, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the proxy statement accompanying this notice pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION (RESOLUTION 15)

Section 14A of the Exchange Act also requires the Company to provide shareholders with the opportunity to cast an advisory, non-binding vote on how frequently the Company should seek an advisory vote on the compensation of the Company’s NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Resolution 15, shareholders may indicate whether they would prefer an advisory, non-binding vote on NEO compensation to occur once every one, two or three years.

After careful consideration of this Proposal, the Board has determined that an advisory, non-binding vote on executive compensation that occurs every year is the most appropriate alternative for Delphi, and therefore the Board recommends that you vote for a one-year interval for the advisory, non-binding vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory, non-binding vote on executive compensation will allow shareholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years or every three years, or you may abstain from voting. Accordingly, you may vote on the Resolution 15 at the Annual Meeting.

“RESOLVED, that the Company’s shareholders determine, by voting on one of the four alternatives below, on an advisory, non-binding basis, the frequency with which they should have an advisory vote on the compensation of the Company’s named executive officers:

Choice 1 – EVERY YEAR;

Choice 2 – EVERY TWO YEARS;

Choice 3 – EVERY THREE YEARS; or

Choice 4 – ABSTAIN from voting.”

The option that receives the highest number of votes cast by shareholders will be considered approved by the shareholders on an advisory, non-binding basis. If no choice receives the required majority vote approval, the Board will take into account all voting results in determining the frequency of the say-on-pay vote. However, because this vote is advisory and not binding on the Board or Delphi, the Board may decide that it is in the best interests of our shareholders and Delphi to hold an advisory, non-binding vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends a vote “FOR” the option of “EVERY YEAR” as the frequency with which shareholders are provided an advisory, non-binding vote on the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth security ownership information with respect to the only persons or groups known to us to be the beneficial owners of more than five percent of Delphi ordinary shares, based on information furnished by the identified persons to the SEC or based on data from our transfer agent as noted in the footnotes below. The percentage of beneficial ownership for the following table is based on 328,244,510 ordinary shares outstanding.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares. Pursuant to Rule 13d-4 under the Exchange Act of 1934, as amended, the statements concerning voting and dispositive power concerning the ordinary shares included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such ordinary shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Paulson & Co. Inc. (1) 1251 Avenue of the Americas, New York, NY 10020	42,202,758	12.86%

Elliott Associates, L.P. (2)(3) 40 West 57th Street, 4th Floor, New York, NY 10019	12,077,796	3.68%

Elliott International, L.P. (2)(3) c/o Elliott Management Corporation, 40 West 57th Street, 4th Floor, New York, NY 10019	22,430,193	6.83%

Silver Point Capital LP – FSG (4) Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830	24,595,566	7.49%

Oaktree Capital (5) 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071	19,217,976	5.85%

(1)	Represents shares held by various onshore and offshore investment funds and separately managed accounts, including HFR MA Strategic Master Trust, Institutional Benchmarks Series (Master Feeder) Limited Acting Solely in Respect of the Pleione Series, Paulson Advantage Master Ltd., Paulson Advantage Plus Master Ltd., Paulson Credit Opportunities Master Ltd., Paulson Enhanced Ltd., Paulson International Ltd., Paulson Partners LP, Paulson Partners Enhanced LP, Paulson Recovery Master Fund Ltd. and PP Opportunities Ltd. (collectively, the “Funds”), all of which are affiliated with and managed by Paulson & Co. Inc. (“Paulson”). Paulson is an investment advisor that is registered under the Investment Advisors Act of 1940. In its role as investment advisor, or manager of the Funds, Paulson possesses voting and/or investment power over the ordinary shares owned by the Funds. Because John Paulson is the President and sole Director of Paulson, he may be deemed to have voting and/or investment power over such shares. Except for the purpose of determining beneficial ownership under Section 13(d) of the Securities Exchange Act of 1934, as amended, John Paulson and Paulson disclaim beneficial ownership of such securities. This information is based on a Form 4 filed with the SEC on April 23, 2012.

(2)	Reflects ordinary shares held by DIP Holdco 5, LLC, a subsidiary of Elliott Associates, L.P. Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. This information is based on a Form 4 filed with the SEC on April 20, 2012.

(3)	Reflects ordinary shares held by DIP Holdco 5, Ltd., a subsidiary of Elliott International, L.P. Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the sole general partner of Elliott International, L.P. In addition, Elliott International Capital Advisors Inc., the investment manager of Elliott International, L.P., which is controlled by Mr. Singer, has shared power with Elliott International, L.P. to vote and dispose of the shares owned by Elliott International, L.P. Elliott Associates, L.P. and Elliott International, L.P. are funds under common management. This information is based on a Form 4 filed with the SEC on April 20, 2012.

(4)	Includes shares held by: (i) SPCP Group, LLC (“SPCP”), a wholly-owned subsidiary of Silver Point Capital Fund, L.P. (“Fund”) and Silver Point Capital Offshore Master Fund, L.P. (“Offshore Fund”); (ii) SP Auto, Ltd. (“SP Auto”), a wholly-owned subsidiary of the Offshore Fund; and (iii) SPCP Group III, LLC (“SPCP Group III”). Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Fund and the Offshore Fund, and as a result has sole voting and investment power over the shares held, directly or indirectly, by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Silver Point Management”) is the general partner of Silver Point. Silver Point Management is also the manager of SPCP Group III, and as a result has sole voting and investment power over the securities held by SPCP Group III. Because Edward A. Mulé and Robert J. O’Shea are the members of Silver Point Management, they may be deemed to have voting and investment power over the shares held, directly or indirectly, by the Fund, the Offshore Fund and SPCP Group III. This information is based on data from our transfer agent as of April 16, 2012.

(5)	Represents all ordinary shares owned by OCM Opportunities Fund VIIb Delaware, L.P., Oaktree Opportunities Fund VIII Delaware, L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree FF Investment Fund, L.P. – Class B, Oaktree Value Opportunities Fund Holdings, L.P., OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. and Colorado Boulevard Holdings 7, L.P.

The general partner of each of OCM Opportunities Fund VIIb Delaware, L.P. and Oaktree Opportunities Fund VIII Delaware, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P.

The general partner of Oaktree Huntington Investment Fund, L.P. is Oaktree Huntington Investment Fund GP, L.P. The general partner of Oaktree Huntington Investment Fund GP, L.P. is Oaktree Huntington Investment Fund GP Ltd. The sole shareholder of Oaktree Huntington Investment Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P. is Oaktree Opportunities Fund VIII GP, L.P. The general partner of Oaktree Opportunities Fund VIII GP, L.P. is Oaktree Opportunities Fund VIII GP Ltd. The sole shareholder of Oaktree Opportunities Fund VIII GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree FF Investment Fund, L.P. – Class B is Oaktree FF Investment Fund GP, L.P. The general partner of Oaktree FF Investment Fund GP, L.P. is Oaktree FF Investment Fund GP Ltd. The sole shareholder of Oaktree FF Investment Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Value Opportunities Fund Holdings, L.P. is Oaktree Value Opportunities Fund GP, L.P. The general partner of Oaktree Value Opportunities Fund GP, L.P. is Oaktree Value Opportunities Fund GP Ltd. The sole shareholder of Oaktree Value Opportunities Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree

Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by any of OCM Opportunities Fund VIIb Delaware, L.P., Oaktree Opportunities Fund VIII Delaware, L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree FF Investment Fund, L.P. – Class B or Oaktree Value Opportunities Fund Holdings, L.P.

The general partner of each of OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. and Colorado Boulevard Holdings 7, L.P. is OCM FIE, LLC. The managing member of OCM FIE, LLC is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by any of OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. or Colorado Boulevard Holdings 7, L.P. This information is based on data from our transfer agent as of April 16, 2012.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 16, 2012 concerning beneficial ownership of Delphi ordinary shares by each director and for each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Rodney O’Neal (1)	–	–
Kevin P. Clark (1)	–	–
Kevin M. Butler (1)	–	–
Jeffrey J. Owens (1)	–	–
James A. Spencer (1)	–	–
Ronald M. Pirtle (2)	–	–
John A. Krol (3)	330,954	*
Gary L. Cowger (3)	165,479	*
Nicholas M. Donofrio (3)	165,637	*
Mark P. Frissora (3)	165,479	*
Rajiv L. Gupta (3)(4)	165,795	*
J. Randall MacDonald (3)	165,479	*
Sean O. Mahoney (3)	168,117	*
Michael McNamara (3)	165,479	*
Thomas W. Sidlik (3)	165,479	*
Bernd Wiedemann (3)	165,479	*
Lawrence A. Zimmerman (3)	165,875	*
Officers and directors as a group (25 persons)	1,956,948	*

*	Less than 1%.

(1)	Members of our management participate in a Value Creation Plan that entitles them to shares based upon the value of our Company (including amounts used to repurchase membership interests of Delphi Automotive LLP prior to our initial public offering) through December 31, 2012 (subject to earlier vesting upon the occurrence of certain events). See “Compensation Discussion and Analysis.” Because such shares are not issuable within 60 days, our management members are not deemed to have beneficial ownership of such shares in the table above. Using the closing sale price of $31.99 on April 16, 2012 and based on the average closing sale price of the ordinary shares as reported on the NYSE from November 17, 2011, the date our ordinary shares were listed on the NYSE, through April 16, 2012, Messrs. O’Neal, Clark, Spencer, Owens and Butler would be entitled to receive 1,109,798, 554,899, 235,412, 218,597 and 151,336 shares under the Value Creation Plan, respectively. Each of our executive officers, including named executive officers who were employed by Delphi as of February 15, 2012, received restricted stock units (“RSUs”) that each represent a right to receive one ordinary share pursuant to the Long Term Incentive Plan. Of the RSUs held by the executive officers, 25% will vest ratably over three years beginning in February 2013 and 75% will vest based on Delphi’s performance through December 2014. Messrs. Spencer and Owens received an additional grant of RSUs that will cliff vest on February 15, 2015. Messrs. O’Neal, Clark, Spencer, Owens and Butler each received 284,360, 94,787, 117,298, 98,720 and 35,545 RSUs, respectively. Because such shares are not issuable within 60 days, our executive officers are not deemed to have beneficial ownership of such shares in the table above.

(2)	Mr. Pirtle ceased being an executive officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. See “Compensation Discussion and Analysis.”

(3)	Each of the non-employee directors received RSUs that each represent a right to receive one ordinary share pursuant to the Long Term Incentive Plan. These RSUs will vest in full on June 13, 2012 and are included in the table. Messrs. Krol, Mahoney, Zimmerman, Gupta and Donofrio were granted 7,915, 6,596, 4,354, 4,274 and 4,116 RSUs, respectively, and Messrs. MacDonald, McNamara, Cowger, Frissora, Sidlik and Wiedemann were each granted 3,958 RSUs.

(4)	Includes 32,304 ordinary shares held by certain members of Mr. Gupta’s family, to which Mr. Gupta disclaims beneficial ownership.

OTHER INFORMATION

Delphi Mailing Address

The mailing address of our principal executive offices is: DELPHI AUTOMOTIVE PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098.

Shareholder Proposals for the 2013 Annual Meeting

In accordance with rules of the SEC, all proposals of shareholders that are requested to be included in Delphi’s Proxy Statement for the 2013 Annual General Meeting of Shareholders must be received by the Corporate Secretary on or before December 31, 2012, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than 10 percent of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe there were no late or inaccurate filings for transactions occurring during 2011.

Householding

Only one copy of each of our Annual Report to Shareholders and this Proxy Statement have been sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098, or call (248) 813-2000. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Other Business

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Requests for Copies of Annual Report

Delphi will furnish to shareholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC upon receipt of a written request addressed to our Corporate Secretary at DELPHI AUTOMOTIVE PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098.

Owners of Shares Held in Street Name: Check the information provided to you in the proxy materials mailed to you by your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on June 14, 2012

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our proxy materials and Annual Report are available at http://www.edocumentview.com/DLPH

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The tables below present a reconciliation of each non-GAAP financial measure to GAAP:

EBITDA:

	Twelve Months Ended
	December 31, 2011	December 31. 2010
	(in millions)

Net income attributable to Delphi	$1,145	$631

Income tax expense	305	258

Interest expense	123	30

Other expense (income), net	15	(34)

Noncontrolling interest	78	72

Equity income, net of tax	(22)	(17)

Operating Income	1,644	940

Depreciation and amortization	475	421

EBITDA	$2,119	$1,361

Net sales	$16,041	$13,817

EBITDA Margin (EBITDA / Net Sales)	13.2%	9.9%

CFBF:

	Twelve Months Ended
	December 31, 2011	December 31. 2010
	(in millions)
Cash flows from operating activities:

Net income	$1,223	$703

Depreciation and amortization	475	421

Working capital	(115)	40

Other, net	(206)	(22)

Net cash provided by operating activities	1,377	1,142

Cash flows from investing activities:

Capital expenditures	(630)	(500)

(Purchase) maturity of time deposits	550	(550)

Other, net	70	139

Net cash used in investing activities	(10)	(911)

Adjustment for time deposits	(550)	550

Adjustment for IPO-related fees	42	—

Cash flow before financing	$859	$781

A-1

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 13, 2012.

Vote by Internet

• Go to www.envisionreports.com/dlph

• Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

3	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board recommends a vote FOR all director nominees, FOR Proposals 13, 14 and every 1 YEAR for Proposal 15.

1.	Election of Directors: For Against Abstain For Against Abstain For Against Abstain +

01—Gary L. Cowger 02—Nicholas M. Donofrio 03—Mark P. Frissora 04—Rajiv L. Gupta 05—John A. Krol 06—J. Randall MacDonald 07—Sean O. Mahoney 08—Michael McNamara 09—Rodney O’Neal 10—Thomas W. Sidlik 11—Bernd Wiedemann 12—Lawrence A. Zimmerman

For Against Abstain For Against Abstain

13. Proposal to re-appoint auditors, ratify independent public 14. Say on Pay—To approve, by advisory accounting firm and authorize the directors to determine the vote, executive compensation. fees paid to the auditors.

1	Year 2 Years 3 Years Abstain
15.	Say When on Pay—To determine, by advisory vote, the frequency of shareholder votes on executive compensation.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

1	U P X

01GATD

3	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

+

Proxy — Delphi Automotive PLC

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – June 14, 2012

Kevin P. Clark and David M. Sherbin or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Delphi Automotive PLC to be held on June 14, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 13 and 14 and every one year for Proposal 15.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +